As filed with the Securities and Exchange Commission on February 24, 2006

                                                     Registration No. 333-127138

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
                                 Amendment No. 3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        Trust One Payment Services, Inc.


                 (Name of Small Business Issuer in Its Charter)

            Georgia                        7374                  58-2540737
(State or Other Jurisdiction of      (Primary Standard        (I.R.S. Employer
Incorporation or Organization)   Industrial Classification   Identification No.)
                                       Code Number)

                          160 Manchester Lane, Suite G
                            Villa Rica, Georgia 30180
                                 (770) 947-6000

          (Address and Telephone Number of Principal Executive Offices)

                                 Robert C. Cason
                      President and Chief Executive Officer
                        Trust One Payment Services, Inc.
                          160 Manchester Lane, Suite g
                            Villa Rica, Georgia 30180
                                 (770) 947-6000

           (Name, Address, and Telephone Number of Agent For Service)

                                   Copies to:

                            Virginia K. Sourlis, Esq.
                                  The Galleria
                                 2 Bridge Avenue
                               Red Bank, NJ 07701
                                 (732) 530-9007
                                Fax (732)530-9008
                               www.SourlisLaw.com

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


   Title of each             Amount to           Proposed maximum         Proposed maximum        Amount of
class of securities             be              Offering price per       Aggregate offering      Registration
 to be registered           Registered              Share (1)                 Price (1)            Fee (1)
-------------------        -------------        ------------------       ------------------      -------------
Common Stock               2,400,000 (2)              $3.00                  $7,200,000            $770.40
($0.0001 par value)
Common Stock               1,050,000 (3)              $3.00                  $3,150,000            $337.05
($0.0001 par value)
                           -------------                                 ------------------      -------------
Totals                     3,450,000                                        $10,350,000          $1,107.45 (*)

* Previously paid

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 based upon the proposed public offering price per share of common stock.
(2)   2,400,000 shares proposed to be offered by the Registrant.
(3)   1,050,000 shares proposed to be offered by selling shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED FEBRUARY ____, 2006

The information in this prospectus is not complete and may be changed. Our company and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS

                        3,450,000 Shares of Common Stock


                        Trust One Payment Services, Inc.


Trust One Payment Services, Inc. ("TOPS," "we," "us," "our") is offering for sale up to 2,400,000 shares of our common stock, $0.0001 par value per share at an initial offering price of $3.00 per share of common stock. The offering will commence on the date of this prospectus and will continue until all shares are sold. There is no minimum offering amount. We intend to offer the shares to the public through our officers and directors, Robert C. Cason and Chan Ho ("Bobby") Yun, who will not be paid any commissions. We may pay participating brokers a commission of up to the maximum allowable rate. Assuming all 2,400,000 shares are sold at $3.00 per share, we would recognize gross proceeds of $7,200,000, before participating brokers' commissions.

Concurrently with this offering, selling security holders are offering for sale 1,050,000 shares of Common Stock (the "Selling Securityholder Shares") at a price of $3.00 per share until the Company's securities are quoted on the OTC Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices. The selling security holders are expected to offer and sell their shares through their own securities broker-dealers or in private transactions. See "Plan of Distribution." Assuming all these shares are sold at an assumed market price on the date of this prospectus of $3.00 per share, the selling security holders, as a group, would receive gross proceeds in the aggregate of $3,060,000, before broker-dealer commissions or concessions, which at the date of this prospectus the selling security holders are unable to determine and which can be expected to vary from transaction to transaction and selling security holder to selling security holder. The selling security holders may continue to offer the shares until sold, as long as we maintain a current prospectus to cover the sales. We will not receive any proceeds from sales of shares by the selling security holders. Selling security holders and brokers effecting transactions in our common stock on their behalf may be deemed to be "underwriters," as defined in the Securities Act of 1933, as amended. See "Plan of Distribution."

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this preliminary prospectus is February 24, 2006.

                                TABLE OF CONTENTS

                                                                            Page

TABLE OF CONTENTS                                                              4
PROSPECTUS SUMMARY                                                             5
THE OFFERING                                                                   6
RISK FACTORS                                                                   8
FORWARD LOOKING STATEMENTS                                                    16
USE OF PROCEEDS                                                               17
DIVIDEND POLICY                                                               18
DILUTION                                                                      18
SELLING SECURITY HOLDERS                                                      19
SELLING SECURITY HOLDERS TABLE                                                19
PLAN OF DISTRIBUTION                                                          20
LEGAL PROCEEDINGS                                                             22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS                    22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                24
DESCRIPTION OF SECURITIES                                                     24
SHARES ELIGIBLE FOR FUTURE SALE                                               26
INTEREST OF NAMED EXPERTS AND COUNSEL                                         27
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES                                                  27
DESCRIPTION OF THE BUSINESS                                                   28
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                     34
DESCRIPTION OF PROPERTY                                                       38
CERTAIN RELATIONSHIPS & RELATED PARTY TRANSACTIONS                            39
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      39
EXECUTIVE COMPENSATION                                                        42
FINANCIAL STATEMENTS                                                          43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE                                                    88

PART II
INDEMNIFICATION OF DIRECTORS AND OFFICERS                                     90
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                                   90
RECENT SALES OF UNREGISTERED SECURITIES                                       91
EXHIBITS                                                                      91
UNDERTAKINGS                                                                  91
SIGNATURES                                                                    92

                               PROSPECTUS SUMMARY

The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes included in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all facts necessary to make an investment decision.


TRUST ONE PAYMENT SERVICES, INC.

Our Business


Bankcard Processing

      Trust One Payment Services, Inc. ("TOPS," "we," "us," "our," "Trust One," "Company") is a full service provider of payment processing, focusing on efficiently, cost effectiveness and reliability. We have access to most major processors and provide electronic authorizations with data capture of all major credit cards.

      We have customized programs for:

      o     Retail Restaurant
      o     C-Store/Petroleum
      o     Mail/Phone Order

      We also provide state-of-the-art processing equipment from all the major equipment manufacturers such as Hypercom, Verifone, and Nurit.

      With have the ability to process all major credit and debit cards for all types of businesses, and are positioned to be a full turn-key solution for all transaction processing needs.

ATM Processing

      We offer and provide merchants reliable ATM machines. By partnering with MAG, we offer a leading electronic fund solution with today's technology and flexibility for the ever-changing needs in the EFT industry. We offer our merchants free access to transaction reporting on the web with real-time viewing and technical service support seven days a week.

Check Processing

      Our check conversion program converts paper checks into electronic ACH transactions at the point of sale, which, in turn, reduces time spent on manually "getting the check ready" for deposit into the merchant's account.

Gift Cards

      Our Gift Card Program provides customers with a convenient and user-friendly solution for payment at the point of sale. The gift card replaces cumbersome paper gift certificates with an electronic transaction using stored value technology. The gift card has the convenience of a credit card with the added merchant benefits of decreasing cash-handling, manual recording, and reporting of paper certificates.

      Some of the many benefits of our program include:

      o     Branding of business name/logo

      o     Full merchant functionality within the program
      o     Increased store revenue
      o     Less time at checkout with increased accuracy
      o     Reduced fraud potential
      o     Lower administrative costs
      o     Ability to add and subtract value for repeated use
      o     Acceptance at all stores within chain

      Our gift card program is integrated to allow the merchant to have control of how the program functions from beginning to end. It gives our customers convenience while also advertising and enhancing store revenue.

                                   Our History


      Trust One Payment Services, Inc., a Georgia Corporation, was formed on April 20, 2000, under the name Cassidy Inc. In an amendment to Cassidy Inc.'s Articles of Incorporation, the name of the company was changed on May 12, 2005.

                              Corporate Information

      Our principal executive offices are located at 160 Manchester Lane Suite G, Villa Rica, Georgia 30180, and our telephone number is (770) 947-6000. Our website address is www.trustoneps.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.


                                  THE OFFERING

      This offering relates to (a) the sale by us of 2,400,000 shares of common stock, $0.0001 par value, at an initial offering price of $3.00 per share of common stock, and (b) the sale by certain selling security holders of 1,050,000 shares of common stock at a price of $3.00 per share (such selling security holders being the "selling security holders)."

      We made a profit of $112,535 for the year ended December 31, 2004, and a profit of $162,217 for the year ended December 31, 2003 the difference being the cost of additional equipment in year 2004.

      Our stock is considered to be "penny stock" within the meaning of the Securities Exchange Act of 1934, as amended. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares. These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock.

TERMS OF THE OFFERING

Common stock offered by us                   2,400,000 Shares
Common stock offered by selling
stockholders                                 1,050,000 Shares
Common stock outstanding after this
offering                                    15,350,000 Shares
Use of proceeds                             The money raised will facilitate the
                                            reduction of debt, support
                                            technology platform improvements,
                                            and fund ISO merger activities to
                                            bolster merchant base. Any remainder
                                            will be used for general corporate
                                            purposes, including to fund working
                                            capital and potential acquisitions.
                                            We will not receive any proceeds
                                            from the sale of shares by the
                                            selling stockholders. See "Use of
                                            Proceeds."
Proposed Over-the-Counter Bulletin Board
(OTC-BB) symbol                             "TOPS"
Risk factors                                See "Risk Factors" for a discussion
                                            of factors you should carefully
                                            consider before deciding to invest
                                            in shares of our common stock.


--------------------------------------------------------------------------------


                          SUMMARY FINANCIAL INFORMATION

      Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information that is contained in this prospectus, including the financial statements and their explanatory notes.

STATEMENT OF OPERATIONS
                                                                   For the
                                       For the year ended     nine months ended
                                        December 31, 2004     September 30, 2005
                                       ------------------     ------------------
Revenues                                        3,362,028              2,793,056
Operating expenses                                216,672                179,693
Income from operations                            118,999                 76,550
Other expense, net                                  6,464                  4,031
Net income                                        112,535                 72,519

BALANCE SHEET
                                              As of                  As of
                                        December 31, 2004     September 30, 2005
                                       ------------------     ------------------
Available cash                                      2,283                    146
Total current assets                               31,088                 30,206
Fixed assets                                      116,433                141,682
Other assets                                        1,000                228,000
Total assets                                       95,548                322,188
Current liabilities                               143,055                141,181
Total liabilities                                 143,055                141,181
Stockholders' deficit                             (47,507)               181,007
Stockholders' equity and Liabilities               95,548                322,188

                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. THEREFORE, YOU SHOULD CONSIDER ALL OF THE MATERIAL RISK FACTORS DISCUSSED BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE INVESTING. YOU SHOULD NOT INVEST IN OUR SHARES UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT AND YOU ARE NOT DEPENDENT ON THE FUNDS YOU ARE INVESTING.

Risks Relating to Our Business

We cannot assure you that we will be profitable because we have operated our business only for a short period of time and have only limited operating history upon which to evaluate our business.


      Trust One Payment Services Inc. was incorporated in April of 2000. Accordingly, we have only a limited operating history on which to base an evaluation of our business and prospects. The revenue and income potential of our business and the market for online payments through alternative mechanisms have not been proven. We will encounter risks and difficulties commonly faced by early-stage companies in new and rapidly evolving markets.

      We have been profitable since inception. We intend to continue to make significant investments in our systems, infrastructure and customer service operations. As a result, we may suffer a net loss from operations in the next fiscal year and may not be able to sustain profitability in the future. Our ability to achieve and maintain profitability will depend on, among other things, market acceptance of our services.

The payment processing industry is numerous and highly competitive and we compete with firms that are larger and that have greater financial resources. Such competition could increase, which would adversely influence our prices to merchants, and as a result, our operating margins.

      The market for payment processing services is highly competitive. Other providers of payment processing services have established a sizable market share in the small- and medium-size merchant processing sector. If the competition causes us to reduce the prices we charge, we will have to aggressively control our costs in order to maintain acceptable profit margins. In addition, some of our competitors are well-established payment processing companies. Some of these competitors have substantially greater financial, technology, management and marketing resources than we have. This may allow our competitors to offer more attractive fees to our current and prospective merchants, requiring us to keep a tighter control on costs in order to maintain current operating margins.

We face significant risks of loss due to fraud and disputes between merchants and card-holders.

      We face significant risks of loss due to fraud and disputes between merchants and card-holders, including:

      o unauthorized use of credit card and bank account information and identity theft;
      o merchant fraud and other disputes over the quality of goods and services;
      o     breaches of system security;
      o     employee fraud; and
      o     use of our system for illegal or improper purposes.

Demand for our services is sensitive to the level of consumer transactions effected by our customers, and accordingly, our revenues could be affected negatively by a general economic slowdown or any other event causing a material slowing of consumer spending.

      A significant portion of our revenue is derived from transaction processing fees. Any changes in economic factors that adversely affect consumer spending and related consumer debt, or a reduction in credit and debit card use, would reduce the volume of transactions that we process, and have an adverse effect on our business, financial condition, and results of operations.

To remain competitive and grow our revenues, we must continually update our products and services, a process which could result in increased costs and the loss of revenues and customers if the new products and services do not perform as intended or are not accepted in the marketplace.

      The credit and debit card transaction processing and check services markets in which we compete include a wide range of products and services, including electronic transaction processing, check authorization, and other customer support services. The market is characterized by technological change, new product introductions, evolving industry standards, and changing customer needs. In order to remain competitive, we are continually involved in the development of new products and services. These initiatives carry the risks associated with any new product development efforts, including cost overruns, delays in delivery, and performance problems. Our market is constantly experiencing technological changes. A delay in the delivery of new products or services could render them less desirable to our customers, or possibly even obsolete. In addition, the products and services we deliver to the electronic payments market are designed to process transactions and deliver reports and other information on those transactions at very high volumes and processing speeds. Any performance issue that arises with a new product or service could result in significant processing or reporting errors. As a result of these factors, our research and development efforts could result in increased costs that could reduce our revenues and operating profit if promised new products are not timely delivered to our customers, or a loss of revenue, or possible claims for damages if new products and services do not perform as anticipated.

We are subject to the business cycles and credit risk of our merchants, which could negatively impact our financial results.

      A recessionary economic environment could have a negative impact on our customers, which could, in turn, negatively impact our financial results, particularly if the recessionary environment disproportionately affects some of the market segments that represent a larger portion of our processing volume. If our merchants make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenue. In addition, we have a certain amount of fixed costs, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.

      In a recessionary environment our merchants could also experience a higher rate of business closures, which could adversely affect our business and financial condition. In the event of a closure of a merchant, we are unlikely to receive our fees for any transactions processed by that merchant in its final month of operation.

We have faced, and will in the future face, chargeback liability when our merchants refuse or cannot reimburse chargebacks resolved in favor of their customers, and reject losses when our merchants go out of business. We cannot assure you that we will accurately anticipate these liabilities, which may adversely affect our results of operations and financial condition.

      In the event a billing dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is normally "charged back" to the merchant and the purchase price is credited or otherwise refunded to the cardholder. If we or our clearing banks are unable to collect such amounts from the merchant's account, or if the merchant refuses or is unable, due to closure, bankruptcy or other reasons, to reimburse us for the chargeback, we bear the loss for the amount of the refund paid to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. There can be no assurance that we will not experience significant losses from chargebacks in the future. Any increase in chargebacks not paid by our merchants may adversely effect our financial condition and results of operations. If a merchant has gone out of business during the billing period, we may be unable to collect such fees.

We have faced, and will in the future face, merchant fraud, which could have an adverse effect on our operating results and financial condition.

      We have potential liability for fraudulent bank card transactions initiated by merchants. Merchant fraud occurs when a merchant knowingly uses a stolen or counterfeit bank card or card number to record a false sales transaction, processes an invalid bank card or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. We have established systems and procedures to detect and reduce the impact of merchant fraud but we cannot assure you that these measures are or will be effective. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase our chargeback liability. Increases in chargebacks could have an adverse effect on our operating results and financial condition.

Increased merchant attrition that we cannot anticipate or offset with increased processing volume or new accounts would cause our revenues to decline.

      We experience attrition in merchant processing volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants' accounts to our competitors and account closures that we initiate due to heightened credit risks relating to, and contract breaches by, merchants. Substantially all of our processing contracts may be terminated by either party on relatively short notice. Increased attrition in merchant processing volume may have an adverse effect on our financial condition and results of operations. We cannot predict the level of attrition in the future. If we are unable to establish accounts with new merchants or otherwise increase our processing volume in order to counter the effect of this attrition, our revenues will decline.

Our systems and our third-party providers' systems may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

         We depend on the efficient and uninterrupted operation of our computer network systems, software, data center and telecommunications networks, as well as the systems of third parties. Our systems and operations or those of our third-party providers could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in:

      o     loss of revenues;
      o     loss of merchants;
      o     loss of merchant and cardholder data;
      o     harm to our business or reputation;
      o     exposure to fraud losses or other liabilities;
      o     negative publicity;
      o     additional operating and development costs; and/or
      o     diversion of technical and other resources.

We rely on other payment processors and service providers; if they no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

      We rely on agreements with several other payment processing organizations to enable us to provide bank card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. We also rely on third parties to whom we outsource specific services, such as reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant bank card associations. Some of these organizations and service providers are our competitors and, we do not have any long-term contracts with them. Typically, our contracts with these third parties are subject to cancellation upon limited notice by either party.

      The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with our merchants and, if we cannot find alternate providers quickly, may cause those merchants to terminate their processing agreements with us.

If we lose key personnel or are unable to attract additional qualified personnel as we grow, our business could be adversely affected.


      We currently have 2 full time and 8 part-time employees and are dependent upon the ability and experience of 2 key personnel who have substantial experience with our operations, the rapidly changing payment processing industry and the selected markets in which we offer our services. It is possible that the loss of the services of one or a combination of our senior executives or key managers would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage and retain other qualified middle management and technical and clerical personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.


Any acquisitions that we make could disrupt our business and harm our financial condition.

      We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may not be able to successfully finance or integrate any businesses, products or technologies that we acquire. Furthermore, the integration of any acquisition may divert management's time and resources from our core business and disrupt our operations. To date, we have not acquired any significant companies or products. We may spend time and money on projects that do not increase our revenue. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash reserves, including the proceeds from this offering available to us for other uses, and to the extent the purchase price is paid with our stock, it could be dilutive to our stockholders. While we from time to time evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any acquisitions.

Unauthorized disclosure of merchant and cardholder data, whether through breach of our computer systems or otherwise, could expose us to liability and protracted and costly litigation.

      We collect and store sensitive data about merchants, including names, addresses, social security numbers, driver's license numbers and checking account numbers. If our network security is compromised or sensitive merchant or cardholder data is misappropriated, we could be subject to liability or business interruption.

      We cannot guarantee that our computer systems will not be penetrated by hackers. If a breach of our system occurs, we may be subject to liability, including claims for unauthorized purchases with misappropriated bank card information, impersonation or other similar fraud claims. We could also be subject to liability for claims relating to misuse of personal information, such as unauthorized marketing purposes. These claims also could result in protracted and costly litigation. In addition, we could be subject to penalties or sanctions from the Visa and MasterCard associations.

      Although we generally require that our agreements with our service providers who have access to merchant and customer data include confidentiality obligations that restrict these parties from using or disclosing any customer or merchant data except as necessary to perform their services under the applicable agreements, we cannot assure you that these contractual measures will prevent the unauthorized use or disclosure of data. In addition, our agreements with financial institutions require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately enforce these protective measures could result in protracted and costly litigation.

Governmental regulations designed to protect or limit access to consumer information could adversely affect our ability to effectively provide our services to merchants.

      Governmental bodies in the United States and abroad have adopted, or are considering the adoption of, laws and regulations restricting the transfer of, and safeguarding, non-public personal information. For example, in the United States, all financial institutions must undertake certain steps to ensure the privacy and security of consumer financial information. While our operations are subject to certain provisions of these privacy laws, we have limited our use of consumer information solely to providing services to other businesses and financial institutions. We limit sharing of non-public personal information to that necessary to effect the services necessary to complete the transactions on behalf of the consumer and the merchant and to that permitted by federal and state laws. In connection with providing services to the merchants and financial institutions that use our services, we are required by regulations and contracts with our merchants to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding our compliance with industry standards and best practices established by regulatory guidelines. The compliance standards relate to our infrastructure, components, and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by our clients with us. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract and maintain business in the future. The cost of such systems and procedures may increase in the future and could adversely affect our ability to compete effectively with other similarly situated service providers.

We face uncertainty about additional financing for our future capital needs, which may prevent us from growing our business.

      We may need to raise additional funds to finance our future capital needs and operating expenses. We may need additional financing earlier than we anticipate if we:

      o     expand faster than our internally generated cash flow can support;
      o purchase portfolio equity from a large number of departing Relationship Managers or sales managers;
      o     add new merchant accounts faster than expected;
      o     need to respond to competitive pressures; or
      o     acquire complementary products, businesses or technologies.

      If we raise additional funds through the sale of equity or debt securities, these transactions may dilute the value of our outstanding common stock. We may also decide to issue securities, including debt securities, that have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If financing is not available or is not available on acceptable terms, we may be unable to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry.

We may not be able to achieve or sustain profitability in the future.

      We cannot assure you that we will operate profitably in the future. In addition, we may experience significant quarter-to-quarter variations in operating results. We are pursuing a growth strategy focused on procuring independent sales organizations, penetrating existing target markets and entering into new markets and expanding our product and service offerings. We may also pursue other strategic acquisitions. Our growth strategy may involve, among other things, increased marketing expenses, significant cash expenditures, debt incurrence and other expenses that could negatively impact our profitability on a quarterly and annual basis.

Part of our proceeds will go to repay a note; we may not be able to repay our debt.

      We intend to repay the Note with the use of proceeds from this Offering. We have a $125,000 note payable with the National Bank of Commerce (now known as Sun Trust Bank). The note matures on July 2008 and calls for monthly payments of $2,435 which includes interest at 6.25%. The note is secured by all of the Company's merchant accounts. At December 31, 2004 and 2003, $87,112 and $114,336, respectively, was outstanding. Interest expense incurred was $6,464 and $3,630 respectively for the years ended December 31, 2004 and 2003.

Future minimum payments of principal are as follows:

December 31, 2005                    $  22,611
             2006                       25,613
             2007                       27,260
             2008                       11,628

      There can be no assurance that we will raise the money in this Offering and that we will be able to repay the Note. Our inability to repay the Note could have a material adverse effect on our financial condition and results of our operations.

Risks Relating to This Offering

We have not been Subject to the Periodic Filing and Reporting Requirements of the Securities Exchange Act of 1934.

      As of the date of this prospectus, we have not been subject to the periodic filing and reporting requirements of the Securities Exchange Act of 1934, as amended. We expect to become a publicly reporting company approximately upon the effectiveness of the registration of the shares as contemplated herein. However, investors will only have access to a limited amount of information about us when making a decision to purchase our common stock until such time as we become subject to periodic reporting requirements.

Our executive officers, directors and principal stockholders have substantial control over our business, and their interests may not align with the interests of our other stockholders.


      Following this offering, our President and Chief Executive Officer, Robert
C. Cason, will beneficially own approximately 61.89% of our outstanding common stock. Mr. Cason and our other executive officers and directors will collectively own approximately 77.53% of our outstanding common stock after this offering. Accordingly, these stockholders, acting individually or together, will be able to exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders may dictate the day-to-day management of our business. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination or a sale of all or substantially all of our assets.


The offering price of $3.00 share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business.

      The offering price of $3.00 share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment-banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Because this is a best efforts, self-underwritten no minimum offering, we may have less funds available than the $7,200,000 maximum offering amount, which may limit our ability to implement our business plan.

      No commitment exists by any broker-dealers and/or agents to purchase all or any part of the Shares being offered hereby. We will sell the shares on a "best efforts, no minimum" basis. The funds available to us from the proceeds of the offering will be reduced to the extent that less than all the shares offered hereby are sold. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account. Sale of less than the maximum number of shares may curtail implementation of our business plan.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all members of which are not independent, to perform these functions.

      We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

      Sales of substantial amounts of our common stock in the public market, or the perception in the public markets that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities.

Provisions in our charter documents and Georgia law could discourage a takeover you may consider favorable or could cause current management to become entrenched and difficult to replace.

      Provisions in our amended and restated certificate of incorporation, in our bylaws and under Georgia law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our amended and restated certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

      o advance notification procedures for matters to be brought before stockholder meetings;
      o     a limitation on who may call stockholder meetings;
      o     a prohibition on stockholder action by written consent; and
      o the ability of our board of directors to issue up to 30,000,000 million shares of preferred stock without a stockholder vote.

There is currently no public market for our common stock, as it is presently not traded on any market or securities exchange, and we expect that the price of our common stock will fluctuate substantially.

         Before this initial public offering, there has been no public market for our common stock. Sales of substantial amounts of shares of the Company's Common Stock, pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock, and consequently make it more difficult for the Company to sell equity securities in the future at a time and price which the Company deems appropriate. See "Shares Eligible for Future Sale," and "Concurrent Registration of Securities." An active public trading market may not develop after completion of this offering or, if developed, may not be sustained. The initial public offering price for our shares will be determined by us and may not be indicative of the market price of our common stock after this offering. The market price for our common stock after this offering will be affected by a number of factors, including:

      o quarterly variations in our or our competitors' results of operations;
      o changes in earnings estimates, investors' perceptions, recommendations by securities analysts or our failure to achieve analysts' earning estimates;
      o the announcement of new products or service enhancements by us or our competitors;
      o     announcements related to litigation;
      o     developments in our industry; and
      o general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

You will suffer immediate and substantial dilution.

      The initial public offering price per share is substantially higher than the net tangible book value per share immediately after the offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At a direct initial public offering price of $3.00, you will incur immediate and substantial dilution of $2.99 in the net tangible book value per share of the common stock from the price you paid.

We plan to quote our stock on the Over-the-Counter Bulletin Board (OTCBB).

      We plan to quote our common stock on the OTCBB, anticipated under the symbol "TOPS." Our anticipated listing on the OTCBB will limit our ability to raise money in an equity financing because most institutional investors do not consider OTCBB stocks for their portfolios. Your ability to trade in our stock will be limited due to the fact that only a limited number of market makers quote stock on the OTCBB. Trading volume in OTCBB stocks is historically lower, and stock prices of OTCBB stocks are more volatile than stocks traded on an exchange or the Nasdaq Stock Market. There is no guarantee that we will ever trade our securities on the OTCBB or that we will ever qualify for trading on an exchange or the Nasdaq Stock Market.

Our stock will be subject to the "Penny Stock" rules, which may make it difficult for you to sell your shares.

      Our common stock is a "penny stock" as that term is defined in Rule 3a51-1 of the Securities and Exchange Commission because it is selling at a price below five dollars per share. In the future, if we are unable to list our common stock on NASDAQ or a national securities exchange or the per share sale price is not at least $5.00, our common stock may continue to be deemed to be a "penny stock". Penny stocks are stocks:

      i.with a price of less than five dollars per share;
     ii.that are not traded on a recognized national exchange;
          o whose prices are not quoted on the NASDAQ automated quotation system; or
    iii.of issuers with net tangible assets equal to or less than
          o -$2,000,000 if the issuer has been in continuous operation for at least three years; or
          o -$5,000,000 if in continuous operation for less than three years, or
          o of issuers with average revenues of less than $6,000,000 for the last three years.

      Section 15(g) of the Exchange Act, and Rule 15g-2 of the Securities and Exchange Commission, require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer:

      i.to obtain from the investor information  concerning his or her financial situation,  investment  experience and investment objectives;
     ii.to determine reasonably, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;
    iii.to provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and iv.to receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

      Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

      We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

                           FORWARD LOOKING STATEMENTS

Included in this registration statement are various forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue," "believe" or other similar words. We have made forward-looking statements with respect to the following, among others: our goals and strategies; our ability to earn sufficient revenues; our ability to continue as a going concern; and our future revenue performance and our future results of operations. These statements are forward-looking and reflect our current expectations. These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control.

The factors described above and the risk factors referred to in "Risk Factors" could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


--------------------------------------------------------------------------------

                                 USE OF PROCEEDS


      We are undertaking this offering in order to access the public capital markets and to increase our liquidity. We intend to use our net proceeds from this offering to facilitate the reduction of debt, the repayment of the National Bank of Commerce Note (more fully described below), support technology platform improvements, and fund ISO merger activities to bolster merchant base. The debt encountered was associated with start-up costs at the company's inception. The targeted reduction in this liability will have an immediate impact on our profitability by eliminating high interest loans. The technology improvements will assist us in preparing for higher transaction volumes. Finally, the bulk of the capital will be used to fund two or three ISO mergers. This should substantially increase the merchant base and allow us to begin capitalize on volume discounts. The increased revenues combined with reduced cost of doing business should combine to pay for the mergers within 30 months.


      We have a $125,000 note payable with the National Bank of Commerce (now known as Sun Trust Bank). The note matures on July 2008 and calls for monthly payments of $2,435 which includes interest at 6.25%. The note is secured by all of the Company's merchant accounts. At December 31, 2004 and 2003, $87,112 and $114,336, respectively, was outstanding. Interest expense incurred was $6,464 and $3,630 respectively for the years ended December 31, 2004 and 2003.

Future minimum payments of principal are as follows:

December 31, 2005                   $   22,611
             2006                       25,613
             2007                       27,260
             2008                       11,628


      In short, the money raised will facilitate the reduction of debt, support technology platform improvements, and fund ISO merger activities to bolster merchant base.

The net proceeds of this offering will be $7,025,407 (gross proceeds of $7,200,000 less offering costs of $174,593) if all of the shares are sold. We intend to use the net proceeds according to the following schedule:

                                                               Shares Sold in Offering
                                              ---------------------------------------------------------
                                                   10%            25%            50%            100%
                                              ------------   ------------   ------------   ------------
PROCEEDS
Gross Proceeds                                $    720,000   $  1,800,000   $  3,600,000   $  7,200,000
Less Offering Costs                           $    174,593   $    174,593   $    174,593   $    174,593
                                              ------------   ------------   ------------   ------------

Net Proceeds                                  $    545,407   $  1,625,407   $  3,425,407   $  7,025,407
                                              ------------   ------------   ------------   ------------
USES
Repayment of $125,000 note payable with the
 National Bank of Commerce                    $    100,000   $    100,000   $    100,000   $    100,000
Technology platform improvements              $    250,000   $    250,000   $    250,000   $    250,000
ISO mergers/acquisitions                      $    195,407   $  1,275,407   $  3,075,407   $  6,675,407
                                              ------------   ------------   ------------   ------------

Total Uses                                    $    545,407   $  1,625,407   $  3,425,407   $  7,025,407
                                              ------------   ------------   ------------   ------------

                         DETERMINATION OF OFFERING PRICE

      There is no market for our common stock. The offering price for the shares was arbitrarily determined by our management. The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value.


--------------------------------------------------------------------------------

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business.

--------------------------------------------------------------------------------


                                    DILUTION

      The following table sets forth a comparison of the number of shares of Common Stock acquired from the Company by the Company's stockholders as of December, 2005 on a pro forma basis and by investors in this offering, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid, and the average price per share:

If all the shares are purchased:

                                                                             AVERAGE
                          SHARES PURCHASED           TOTAL CONSIDERATION    PRICE PER
                         NUMBER      PERCENT        AMOUNT        PERCENT     SHARE
Existing stockholders  12,950,000     84.36%          $1,295        0.02%    $0.0001
New investors           2,400,000     15.64%      $7,200,000       99.98%      $3.00
------------------------------------------------------------------------------------

Total                  15,350,000       100%      $7,201,295         100%

If 50% of the shares are purchased:

                                                                             AVERAGE
                          SHARES PURCHASED           TOTAL CONSIDERATION    PRICE PER
                         NUMBER      PERCENT        AMOUNT        PERCENT     SHARE
Existing stockholders  12,950,000     91.52%          $1,295        0.04%    $0.0001
New investors           1,200,000      8.48%      $3,600,000       99.96%      $3.00
------------------------------------------------------------------------------------

Total                  14,150,000       100%      $3,601,295         100%

If 10% of the shares are purchased:

                                                                             AVERAGE
                          SHARES PURCHASED           TOTAL CONSIDERATION    PRICE PER
                         NUMBER      PERCENT        AMOUNT        PERCENT     SHARE
Existing stockholders  12,950,000     98.18%          $1,295        0.08%    $0.0001
New investors             240,000      1.82%        $720,000       99.82%      $3.00
------------------------------------------------------------------------------------

Total                  13,190,000       100%        $721,295         100%

As of December, 2005, there were 12,950,000 shares of common stock outstanding.

--------------------------------------------------------------------------------


                            SELLING SECURITY HOLDERS

      This prospectus covers the sale of 1,050,000 shares of our common stock. Robert C. Cason and Chan Ho Bobby Yun are "affiliated" with our company within the meaning of the Securities Act of 1933, as amended. GFS Investments, Inc. is not "affiliated" with our company within the meaning of the Securities Act of 1933, as amended. None of the selling security holders are broker-dealers or affiliates of broker-dealers.

      The following table sets forth the name of each selling security holder and the number of shares of common stock beneficially owned by each selling security holder, all of which is included for sale in this prospectus. The selling security holders will sell their shares at a price of $3.00 per share until the Company's securities are quoted on the OTC Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices. Assuming the sale of all of the shares offered by each selling security holder, none of them will own any of our shares at the conclusion of the offering.

                               Shares Beneficially                             Shares Beneficially Owned
                                   Owned Prior                                   After the Offering if
                                to this Offering                                  All Shares are Sold
                            ------------------------     Shares Being Sold     ------------------------
Name of Beneficial Owner      Number      Percentage      in the Offering       Number       Percentage
------------------------    ----------    ----------     -----------------     ---------     ----------
Robert C. Cason(1)          10,000,000        77.22%               500,000     9,500,000         61.89%
Chan Ho ("Bobby") Yun(2)     2,500,000        19.30%               100,000     2,400,000         15.64%
GFS Investments, Inc.(3)       450,000         3.48%               450,000             0             0%

--------------

      (1) Robert C. Cason received 10,000,000 shares as founder's stock.

      (2) Chan Ho ("Bobby") Yun purchased 2,500,000 shares in a private transaction from Robert C. Cason.

      (3) GFS Investments, Inc. is a Georgia corporation, which is controlled by Kevin Gray, received 450,000 shares of our common stock for business development services.

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling security holders. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.


      The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

--------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

Direct Initial Public Offering


      We are offering up to 2,400,000 of common stock in a best efforts, no minimum, direct initial public offering, without any involvement of underwriters or broker-dealers. We may sell the Shares through licensed broker/dealers and may pay a commission of up to 8% of the gross proceeds of the number of Shares sold by them in this Offering. The offering price is $3.00 per share. The offering will terminate within 120 days from the date of this prospectus. At our sole discretion, we may extend the offering for an additional 120 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. There are no finders involved in our distribution.

      We will sell the shares in this offering through our officers and directors, Robert C. Cason and Chan Ho ("Bobby") Yun. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:


      1. The person is not statutorily disqualified, as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation;
      2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;
      3. The person is not at the time of their participation, an associated person of a broker/dealer; and
      4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

      Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealer. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

      Each person desiring to subscribe to the shares must complete, execute, acknowledge, and deliver to us a subscription agreement, which will contain, among other provisions, representations as to the investor's qualifications to purchase the Common Stock and his ability to evaluate and bear the risk of an investment in Trust One. By executing the subscription agreement, the subscriber is agreeing that if the subscription agreement is accepted by us, such subscriber will become a shareholder in Trust One. Upon review and before acceptance of an investor, we will assess and adhere to the respective State Securities laws that may apply to such investor's state of residence.

      Promptly upon receipt of subscription documents by us, we will make a determination as to whether a prospective investor will be accepted as a shareholder in Trust One. We may reject a subscriber's subscription agreement for any reason. Subscriptions will be rejected for failure to conform to the requirements of this prospectus (such as failure to follow the proper subscription procedure), insufficient documentation, or such other reasons that we determine to be in the best interest of the investor and Trust One. If a subscription is rejected, in whole or in part, the subscription funds, or portion thereof, will be promptly returned to the prospective investor without interest by depositing a check (payable to said investor) in the amount of said funds in the U.S. mail, certified returned-receipt requested.

Section 15(g) of the Exchange Act

      Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

      Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

      Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

      Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

      Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

      Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

      Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

      Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

      The application of the penny stock rules may affect your ability to resell your shares.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

      1. Execute and deliver a subscription agreement
      2. Deliver a check or certified funds to us for acceptance or rejection.

      All checks for subscriptions must be made payable to "TRUST ONE PAYMENT SERVICES, INC."

Right to Reject Subscriptions

      We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Concurrent Registration of Securities

      Concurrently with this offering, 1,050,000 shares of Common Stock (the "Selling Securityholders' Shares have been registered by the Company under the Securities Act on behalf of certain of its Securityholders (the "Selling Securityholders"), pursuant to a Selling Securityholders' Prospectus included within the Registration Statement of which this Prospectus forms a part. The Selling Securityholders' Shares are not part of the direct initial public offering. The Company will not receive any of the proceeds from the sale of the Selling Securityholders' Shares.

                                LEGAL PROCEEDINGS

      There are no pending or threatened lawsuits against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation, death, or removal. Our directors and executive officers are as follows:

Name                         Age                    Position
---------------------        ---    -------------------------------------------
Robert C. Cason               41    President, CEO & Director
Chan Ho ("Bobby") Yun         34    Executive Vice President & Director
Kenny Bernard                 41    Director and General Counsel
Ray Fountain                  50    Secretary, Treasurer and Marketing Director


Robert C. Cason
Robert C. Cason has been President & CEO and a Director of the company since its inception. A graduate of the University of Georgia, Mr. Cason, has 14 years of experience in the banking and card transaction business. In 1999, Robert C. Cason started an Independent Sales Organization with National Bank of Commerce and in 2000 he incorporated the business which is now Trust One Payment Services, Inc. Mr. Cason's goal is to offer innovative card processing solutions to merchants nationwide while maintaining competitive discount rates.

Chan Ho ("Bobby") Yun
Chan Ho ("Bobby") Yun has served as Executive Vice President and Director since its inception. Mr. Yun has 12 years experience in the finance industry. He has served as Managing Principle for the Atlanta branch of Barron Chase, Sales Executive for Morgan Stanley, and started, purchased, and consulted in several business ventures.

Kenny Bernard
Kenneth R. Bernard has served as General Counsel and Director since its inception. Mr. Bernard has been an attorney since 1989. Ken received a bachelor's degree from the University of Georgia in 1982, and a law degree from the University of Georgia School of Law in 1989. Ken is also a Graduate of the U.S. Marine Corps Officer Candidate School (1987), U.S. Marine Corps Basic Infantry School (1989), and U.S. Naval Justice School (1990). Ken is admitted to practice law in all state and federal courts in Georgia.


Ken is involved in many civic organizations; Including, Board Member-Georgia Regional Transportation Authority, Member - Governor's Development Council, and Past Chairman - Marine Corps Association of Georgia Lawyers.

Ken is married to Carolyn Poole Bernard. They live in Douglasville, Georgia with their one son and two daughters.


Ray Fountain
Ray Fountain has served as Secretary, Treasurer and Marketing Director since its inception. Mr. Fountain is a native of North Carolina. He joined Delta Air Lines in 1976 as a Customer Service Agent and has held various positions within the Company including Automation Sales Representative, Marketing Representative, District Sales Manager- Tulsa, District Sales Manager-Austin, and District Sales Manager-Houston. In June of 1996, he was promoted to System Manager, Sales Service and Support. Ray's most promotion in February of 1998 was to District Director, Sales-Atlanta. Effective July 1, 2005, Ray retired from Delta following 29 years of service. He resides in Marietta, Georgia with his wife and daughter.


OUR DIRECTORS AND EXECUTIVE OFFICERS

Our Directors are elected for a one-year term to hold office until the next annual meeting of stockholders or until removed from office in accordance with the Company's by-laws. Officers of the Company are appointed by the Company's board of directors and hold office until removed by the Company's board of directors. There is no family relationship between or among any of our Directors and Executive Officers.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

We do not have an Audit Committee. The Board has not adopted a formal policy. We are currently, however, in the process of developing such policies and procedures. We believe this practice is adequate based on the size of the Company.

We do not have a Compensation Committee. The Board has not adopted a formal policy with regard to determining compensation of our executive officers. We are currently, however, in the process of developing such policies and procedures. At this time, the executive officer compensation is reviewed and determined by our Board. We believe this practice is adequate based on the size of the Company.

We do not have a Nominating Committee. The Board has not adopted a formal policy with regard to the process to be used for identifying and evaluating nominees for director. We are currently, however, in the process of developing such policies and procedures. At this time, the consideration of candidates nominated by directors is at the Board's discretion. We believe this practice is adequate based on the size of the Company and current Board member qualifications.

We do not currently have a process for security holders to send communications to the Board of Directors. However, we welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, Robert Cason, at our executive offices, 160 Manchester Lane, Suite G, Villa Rica, Georgia, 30180. While we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Mr. Cason collects and evaluates all shareholder communications. If the communication is directed to the Board of Directors generally or to a specific director, Mr. Cason will disseminate the communications to the appropriate party at the next scheduled Board of Directors meeting. If the communication requires a more urgent response, Mr. Cason will direct that communication to the appropriate executive officer. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

The Bylaws of the Company provide that nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the following notice procedures, as set forth in the Bylaws:

--------------------------------------------------------------------------------


Promoters

We have not engaged any promoters, investor relations or public relations firms.


--------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      Set forth below is information relating to the beneficial ownership of our common stock as of December 30 2005, by each person known by us to beneficially own more than 5% of our outstanding shares of common stock of each class, each of our directors and our Named Executive Officers, and all of our directors and executive officers as a group. Each stockholder's percentage ownership in the following table is based on 12,950,000 shares of common stock outstanding as of, December 30, 2005. As of December 30, 2005, there were 3 holders of our common stock.


      Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.


                               Shares Beneficially                             Shares Beneficially Owned
                                   Owned Prior                                   After the Offering if
                                to this Offering                                  All Shares are Sold
                            ------------------------     Shares Being Sold     ------------------------
Name of Beneficial Owner      Number      Percentage      in the Offering       Number       Percentage
------------------------    ----------    ----------     -----------------     ---------     ----------
Robert C. Cason             10,000,000        77.22%               500,000     9,500,000         61.89%
Chan Ho Bobby Yun            2,500,000        19.30%               100,000     2,400,000         15.64%


--------------------------------------------------------------------------------

                            DESCRIPTION OF SECURITIES

      The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

      At the closing of this offering, our capital structure will consist of 100,000,000 authorized shares of common stock, par value $0.0001 and 30,000,000 shares of undesignated preferred stock, par value $0.0001. Immediately following the completion of this offering, an aggregate of 15,350,000 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

Common Stock

      The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future.

      Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.


      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.


Preferred Stock

      As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our amended and restated certificate of incorporation, our board of directors, without any further action by our stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

Registration Rights

      We are not subject to any registration rights.

Listing

      We plan to apply to have our common stock included for quotation on the Over-the-Counter Bulletin Board under the symbol "TOPS."

Transfer Agent And Registrar

      The transfer agent and registrar for our common stock is:

      American Heritage Stock Transfer Inc.
      80 Tiverton Court - Suite 205
      Markham, Ontario L3R 0^4
      Phone:   (416) 907-3118
      Fax:     (905) 420-2221

--------------------------------------------------------------------------------

                         SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

      Upon completion of this offering, we will have 15,350,000 shares of common stock outstanding. The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of October 25, 2005.

      Of the outstanding shares, the 2,400,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of common stock held by our affiliates will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for a resale under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

Rule 144

      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell those shares. Persons who have owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      o     1% of the number of shares of common stock then outstanding; or
      o the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

--------------------------------------------------------------------------------

Rule 144(k)

      Under Rules 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Rule 701

      In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

      The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, along with the shares acquired upon exercise of those options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144. Securities issued in reliance on Rule 701 may be sold by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

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                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

                                     EXPERTS


      The financial statements incorporated by reference to this prospectus have been audited by KBL, LLP - Certified Public Accountants and Advisors, 67 Wall Street - 22nd Floor, New York, NY 10005, which are independent certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


      The legality of the shares offered under this registration statement is being passed upon by Virginia K. Sourlis, Esq., Red Bank, New Jersey 07701.


--------------------------------------------------------------------------------

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Pursuant to provisions set forth in our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his/her position, if he/she acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged to be liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Georgia.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or control persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be bound and governed by the final adjudication of such issue.

      Certain selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

--------------------------------------------------------------------------------

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                           DESCRIPTION OF THE BUSINESS

Bankcard Processing

      Trust One Payment Services, Inc. ("TOPS," "we," "us," "our," "Trust One," "Company") is a full service provider of payment processing, focusing on efficiently, cost effectiveness and reliability. We have access to most major processors and provide electronic authorizations with data capture of all major credit cards.

      We have customized programs for:

      o     Retail Restaurant
      o     C-Store/Petroleum
      o     Mail/Phone Order

      We also provide state-of-the-art processing equipment from all the major equipment manufacturers such as Hypercom, Verifone, and Nurit.

      With have the ability to process all major credit and debit cards for all types of businesses, and are positioned to be a full turn-key solution for all transaction processing needs.

Transaction Processing

      Credit and debit card transaction processing includes VISA, MasterCard, American Express and on-line and off-line debit card processing. Credit and debit card processing involves a consumer or cardholder purchasing goods and/or services from a merchant with a credit or debit card as the form of payment. The term "merchant" generally refers to any organization that accepts credit and/or debit cards for the payment of goods and services, such as retail stores, both physical locations and internet sites, franchises, restaurants, universities, and government agencies. We are the processing intermediary between the merchant and the card associations, debit networks, and financial institutions.

      Card transactions involves various participants in a series of electronic connections. In addition to electronic transaction payment processors, participants in this process also include card issuers, cardholders, merchants, members, and card associations. Financial institutions are card issuers that issue credit and debit cards to approved applicants and are identifiable by their trade name usually imprinted on the issued cards.

      A cardholder is an approved applicant for a credit and/or debit card from a card issuer, and may be any entity for which an issuer wishes to extend a line of credit, such as a consumer, corporation, and/or government agency. The cardholder may use the card at any merchant location that meets the qualification standards of the relevant card association, such as MasterCard, VISA, American Express and Discover, or debit networks such as STAR, NYCE, and PULSE in the United States and Interac in Canada.

      The card associations and debit networks consist of members who establish uniform regulations that govern much of the industry. During a typical card transaction, the merchant and the card issuer do not interface directly with each other, but rather rely on merchant acquirers. A merchant acquirer can be an independent processor that acts with a member sponsor or a bank itself. We perform a series of services including authorization, electronic draft capture, file transfers to facilitate the funds settlement and certain exception-based, back office support services such as chargeback and retrieval resolution. The following is a more detailed description of credit and debit card transactions:

      A card transaction begins when a cardholder presents a card for payment at a merchant location and the merchant swipes the card's magnetic strip through a POS terminal card reader, which may be provided by us through our terminal management offering. Alternatively, card and transaction information may be captured and transmitted to our network through a POS device by one of a number of products that we offer directly or through a CAP. For a credit card transaction, authorization services generally refer to the process in which the card issuer indicates whether a particular credit card is authentic and whether the impending transaction value will cause the cardholder to exceed defined limits. The terminal electronically records sales draft information, such as the credit card identification number, transaction date, and dollar value of the goods or services purchased. Debit card payments differ slightly from traditional credit card transactions in that the cardholder is required to have sufficient funds available in a deposit account at the time of the transaction, or the debit card transaction will not be authorized. PIN-based or on-line debit transactions are sent through a debit network, while signature-based, off-line debit, or check card transactions are sent through card associations and require a signature at the time of purchase. Also, PIN-based or on-line debit transactions typically deduct the purchase amount from the cardholder's deposit account within a day of the purchase, depending on the time of the purchase. Signature-based, off-line debit, or check card transactions typically debit the cardholder's deposit account two to three days after the purchase, although the funds are "held" with a memo posted to the cardholder's bank account. A credit card posts to a cardholder's account, reducing the available credit limit in a similar manner.

      After the card and transaction information is captured by the POS device, the terminal automatically either dials a pre-programmed phone number or otherwise connects to our network, such as through the internet or a leased line, in order to receive authorization of the transaction. We route the request to the applicable card association or debit network. The card association or debit network forwards the authorization request to the card issuer, who determines a response based on the status of the cardholder's account. The response is returned to the merchant's terminal via the same communication network. This entire authorization and response process occurs within seconds from the time the merchant swipes the cardholder's card through the POS terminal card reader.

      Electronic draft capture is the process of transferring sales draft data into an electronic format so that it may be sent through networks for clearing and settlement. The card associations use a system known as interchange, in the case of credit and check cards, and financial institutions use the debit networks, in the case of debit cards, to transfer the information and funds between the card issuers and us to complete the link between merchants and card issuers.

      In order to provide our transaction processing services, we must be designated a certified processor by, and be a Merchant Service Provider of MasterCard or an ISO of VISA. These designations are dependent upon our being sponsored by member clearing banks of both organizations and our adherence to the standards of the VISA and MasterCard associations. As an independent merchant acquirer, we have approximately 800 financial institution sponsors in the United States with whom we have sponsorship or depository and processing agreements. These agreements allow us to route transactions under the member's Bank Identification Number, or BIN, for VISA transactions, and Interbank Card Association Number, or ICA, for MasterCard transactions in order to clear credit card transactions through VISA and MasterCard, respectively. The member financial institutions of VISA and MasterCard, some of which are our competitors, set the standards with which we must comply.

      Funds settlement refers to the process of transferring funds for sales and credits between cardholders and merchants, including the final debiting of a cardholder's account and crediting of a merchant's account for sales transactions. Depending on the type of transaction, either the interchange system or the debit networks are used to transfer the information and funds between the electronic transaction payment processors member sponsor and card issuers, to complete the link between merchants and card issuers. We use our network telecommunication infrastructure to deliver funding files to our member sponsors, who create a file to fund the merchants over the Federal Reserve's Automated Clearing House system in the United States. In our United States portfolio, merchant funding primarily occurs after the member receives the funds from the card issuer through the card associations. Timing differences, interchange expense, and exception items cause differences between the amount the member receives from the card associations and the amount funded to the merchants. Our sponsorship agreement requires the net result, typically called net settlement, to be advanced to the member if the merchant funding obligation exceeds the incoming amount from the card associations, or we temporarily hold the surplus on behalf of the member (in a joint deposit account) if the opposite occurs. In practice, we believe independent processors typically participate in the net settlement or surplus, as the member attempts to have no impact in member-owned bank accounts at the end of each day. The member accounts are typically called suspense accounts, which are brought to a zero balance by temporarily transferring surplus funds to or requiring an additional advance to satisfy a deficit from the member sponsored, independent processor. Each participant in the transaction process receives compensation for its services.

      As an illustration, on a $200.00 credit card transaction, the card association may fund the member $197.00 after retaining a hypothetical $3.00 referred to as an interchange fee or interchange expense. The card associations have published more than 100 different interchange expense rate arrangements. The card issuer seeks reimbursement of $200.00 from the cardholder in the cardholder's monthly credit card bill. The member would, in turn, pay the merchant $200.00. The net settlement after this transaction would require us to advance to the member $3.00. After the end of the month, we would bill the merchant a percentage of the transaction, or discount, to cover the full amount of the interchange fee and our net revenue from the transaction. If our net revenue from the merchant in the above example was 50 basis points, we would bill the merchant $2.00 at the end of the month for the transaction, reimburse ourselves for approximately $3.00 in interchange fees and retain $1.00 as our net revenue for the transaction. Our gross profit on the transaction reflects the net revenue less operating expenses, including the network and systems cost to process the transaction and commissions paid to our sales force or ISO.

      If it is determined that the merchant in the above transaction is to be placed on reserve or delay, then collateral is held to minimize contingent liabilities to us associated with charges properly reversed by cardholders, otherwise known as "chargebacks." This contingent liability arises from our performance guarantee to the member sponsor. The merchant funds are held as a cash deposit to minimize this risk of loss associated with the transactions processed. On behalf of the member, we hold all or a portion of the deposit for the convenience of the member. In this situation, the member would net fund us $197.00, the same amount the member received from the card association. This amount is comprised of the $200.00 that would have been funded by the member to the merchant, less the same $3.00 for the interchange expense.

      If a transaction previously processed by us through the member is charged back by the cardholder through the card issuer, the member is notified of the shortfall in the anticipated wire. If the amount of the chargeback is $5.00, the member would receive $193.00, net from the card association and be required to fund the merchant the same $200.00. Therefore, we would be required to advance $8.00 to the member. This amount is comprised of $5.00 for the chargeback, plus the same $3.00 for the interchange expense.

      In addition to the card processing services described above, we also process retrieval requests on behalf of merchants for issuing banks and provide chargeback resolution services, both of which relate to cardholders disputing an amount that has been charged to their credit card. We review the dispute and handle the related exchange of information and funds between the merchant and the card issuer if a charge is to be reversed. As a result of our financial institution sponsorship and the terms of our standard merchants' agreement, our direct merchant services customers are liable for any charges properly reversed by the cardholder. In the event, however, that we are not able to collect such amount from the merchants, due to merchant fraud, insolvency, bankruptcy or any other reason, we may be liable for any such reversed charges. We utilize a number of systems and procedures to manage merchant risk. Our risk management services include credit underwriting, credit scoring, fraud control, account processing, and collections. In addition, we may require cash deposits, guarantees, letters of credit and other types of collateral by certain merchants to minimize any such contingent liability.

ATM Processing

      We offer and provide merchants reliable ATM machines. By partnering with MAG, we offer a leading electronic fund solution with today's technology and flexibility for the ever-changing needs in the EFT industry. We offer our merchants free access to transaction reporting on the web with real-time viewing and technical service support seven days a week.

Check Processing

      Our check conversion program converts paper checks into electronic ACH transactions at the point of sale, which, in turn, reduces time spent on manually "getting the check ready" for deposit into the merchant's account. Our check products offer merchant customers risk management alternatives, in the case of verification and recovery, or risk elimination, in the case of guarantee, by leveraging our internal and external databases of checkwriters to help decide whether the merchant should accept a check as the form of payment from a particular checkwriter.

      Check guarantee services include comprehensive check verification and guarantee services designed for a merchant's specific needs and risk adversity. This service offering guarantees payment of all checks that are electronically verified (primarily using POS check readers) through our extensive databases, which allows merchants to expand their revenue base by applying less stringent requirements when accepting checks from consumers. If a verified check is dishonored, our check guarantee service generally provides the merchant with reimbursement of the check's face value, and then we pursue collection of the check through collection services. While we have the right to collect the full amount of the check from the checkwriter, we have historically recovered less than 100% of the guaranteed checks. To protect against this risk, we use verification databases that contain information on historical delinquent check writing activity and up-to-date consumer bank account status. We derive revenue for these services primarily by charging the merchant a percentage of the face value of each guaranteed check.

      Check verification and recovery services are similar to those provided in the check guarantee service, except that these services do not guarantee payment of the verified checks. Check verification service provides a low-cost loss-reduction solution for merchants wishing to quickly measure a customer's check worthiness at the point of sale without incurring the additional expense of check guarantee services. We provide check recovery service for these customers upon their request. We derive revenues for these services primarily from the service fees collected from delinquent check writers, fees charged to merchants based on a transaction rate per verified check, and fees charged to merchants for specialized services, such as electronic re-deposits of dishonored checks.

Gift Cards

      Our Gift Card Program provides customers with a convenient and user-friendly solution for payment at the point of sale. The gift card replaces cumbersome paper gift certificates with an electronic transaction using stored value technology. The gift card has the convenience of a credit card with the added merchant benefits of decreasing cash-handling, manual recording, and reporting of paper certificates.

      Some of the many benefits of our program include:

      o     Branding of business name/logo
      o     Full merchant functionality within the program
      o     Increased store revenue
      o     Less time at checkout with increased accuracy
      o     Reduced fraud potential
      o     Lower administrative costs
      o     Ability to add and subtract value for repeated use
      o     Acceptance at all stores within chain

      Our gift card program is integrated to allow the merchant to have control of how the program functions from beginning to end. It gives our customers convenience while also advertising and enhancing store revenue.


Industry Overview


      The payment processing industry provides merchants with credit, debit, gift and loyalty card and other payment processing services, along with related information services. The industry includes the use of bank cards, enhanced technology initiatives, sophisticated products and services and advances in payment processing and telecommunications technology. Advantages of accepting bank cards:

      o     reduces cash handling and checks at the point of sale;
      o     increases same store sales;
      o     increases customer spending;
      o     improves cash flow; and
      o     attracts new customers who use bank cards.

Segmentation of Merchants and Service Providers


      The payment processing industry is dominated by a small number of large, fully-integrated payment processors that handle the processing needs of the nation's largest merchants. Large national merchants (i.e., those with multiple locations and high volumes of bank card transactions) typically demand and receive the full range of payment processing services at low per-transaction costs.


      Payment processing services are generally sold to the small- and medium-sized merchant market segment through banks and ISOs that generally procure most of the payment processing services they offer from large payment processors. It is difficult, however, for banks and ISOs to customize payment processing services for the small and medium-sized merchant on a cost-effective basis or to provide sophisticated value-added services. Accordingly, services to the small- and medium-sized merchant market segment historically have been characterized by basic payment processing without the availability of the more customized and sophisticated processing, information-based services or customer service that is offered to large merchants. The growth in bank card transactions and the transition from paper-based to electronic payment processing have, however, caused small and medium-sized merchants increasingly to value sophisticated payment processing and information services similar to those provided to large merchants.


TOPS Industry Comparison


      We are a provider of card-based payment processing services to small to medium sized business merchants primarily located across the Southeast United States. The Company's payment processing services enable merchants to process both traditional card-present (swipe) transactions, as well as card-not-present transactions. A traditional card-present transaction occurs when a cardholder physically presents a credit or debit card to a merchant at the point of sale
(POS). A card-not-present transaction occurs when the customer does not physically present a payment card at the POS and may occur over the Internet, mail, fax or telephone.


--------------------------------------------------------------------------------


Strategy

      We have been operating with a grass root marketing approach. We plan to grow by procurement of smaller independent sales organizations (ISO), however, to date, we have not entered into any letters of intent or any definitive agreements.

      We distinguish ourselves in the market through better pricing and services. We further differentiate our services by offering gift card, check verification, and offering more choices to our customers to help their cash flow dynamics. We offer next day settlements; a feature not offered by other similar sized ISOs.

      Our current clients consist of independent retailers and some regional franchises. We anticipate breaking into national chains as opportunities allow. The focus will be on specific markets where sales personnel have a significant presence as well as markets that historically have been underserved by the electronic processing industry. A diverse group of customers with low credit risk profiles will be the general goal of these efforts. We anticipate offering maximum technological versatility in the provision of electronic processing equipment of different manufacturers. This will be an attractive feature for our clients. We also plan to offer vertical market products (i.e. gift cards, check guarantee, and check transaction). We also are preparing for technical and service evolutions in the market such as smart cards.

      We plan to significantly expand our sales team as we branch into new geographic territories. We also will develop an internet sales/service initiative. Those clients comfortable with the internet will be able to capitalize on faster hardware selection, software implementation, and support services. We will benefit from faster payment of service options and minimized sales/support costs. The internet has become an effective first tier sales, marketing, and support vehicle. We plan to capitalize on these values to help establish our overall market presence.

      One strategy we plan to implement as a significant action in containing costs is providing online enrollment/update capabilities for our clients. This technical strategy significantly reduces labor costs. It also allows the merchants to dynamically manage their POS system; tailoring them to fit individual requirements. We also plan to license our software/hardware once we complete the development of our software/hardware. We are developing our online systems for merchants to pull applications through our website which will allow us to quickly integrate these merchants onto our system. These "rental fees" are a lucrative component of the technology theatre. Rights to our proprietary software/hardware will be an asset we will fully exploit. TOPS can also take advantage of the relatively high rate of customer loyalty in product and service renewals.


Key elements of our strategy include:

Leverage Our Technology

      We intend to continue to leverage our technology to increase our operating efficiencies and provide real-time processing and account data to our merchants, Relationship Managers and customer service staff. All transactions are currently being routed to host hubs such as Global, PaymentTech, and Vital. These companies provide portals to route payments and fees to the different institutions that issue the cards. They charge substantial fees for the use of the portals. ISOs, as independents, pay the highest rates to use their services due to the inability to capitalize on volume-based discounts.


      We hope to leverage the increasing efficiencies created by the volume of multiple ISOs. We anticipate that the movement of all transactions through a singular system would provide a better pricing structure for all companies that become part of the TOPS group.


Enhance Merchant Retention


      We strive to provide our merchants with a consistently high level of service and support, we strive to build merchant retention and limit merchant attrition. While increased bank card use helps maintain our stable and recurring revenue base, we recognize that our ability to maintain strong merchant relationships is key to our continued growth.


Expansion through sales force and procurement of ISO's


      We have been working to develop a long term plan to expand our sales team to expand into new geographic territories. .Although we intend to continue to grow organically through the efforts of our sales force, we may need to expand our merchant base or gain access to other target markets by acquiring complementary businesses, products or technologies, including other providers of payment processing services and, possibly, portfolios of merchant accounts.


Marketing


      We provide attractive options on a wide array of factors such as better pricing alternatives, merchant-focused processing services, and a state-of-the-art technical platform. We focus our marketing efforts on owners that are typically on location, interact with customers, value a local sales presence, and who often consult with trade associations and other civic groups to make purchasing decisions. We determine which additional markets to enter into based on the following criteria:

      o     average potential customer revenue;
      o     number of locations to be serviced;
      o     underwriting risk; and
      o     required technological upgrades.

Competition

      The payment processing industry is highly competitive. We compete with other providers of payment processing services on the basis of the following factors:

      o     quality of service;
      o     reliability of service;
      o     ability to evaluate, undertake and manage risk;
      o     speed in approving merchant applications; and
      o     price.

      We compete with both small and large companies in providing payment processing and related services to a wide range of merchants. Our competitors sell their services either through a direct sales force, generally concentrating on larger accounts, through independent sales organizations or banks, generally concentrating on smaller accounts, or through telemarketers.

      There are a number of large payment processors, including First Data Merchant Services Corporation, National Processing, Inc., Global Payments, Inc. and NOVA Information Systems, Inc., a subsidiary of U.S. Bancorp, that serve a broad market spectrum from large to small merchants and provide banking, ATM and other payment-related services and systems in addition to bank card payment processing. There are also a large number of smaller payment processors that provide various services to small-and medium-sized merchants.

      Some of our competitors have substantially greater capital resources than we have and operate as subsidiaries of financial institutions or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct. Since they are affiliated with financial institutions or banks, these competitors do not incur the costs associated with being sponsored by a bank for registration with card associations and they can settle transactions quickly for their own merchants. We believe that our specific direct sales focus on small- and medium-size merchants, in addition to our understanding of the needs and risks associated with providing payment processing services to those merchants, gives us a competitive advantage over larger competitors, which do not have our focus, and over competitors of a similar or smaller size that may lack our experience and sales resources.

--------------------------------------------------------------------------------

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Financial Information and Other Data" and our financial statements and the related notes included elsewhere in this prospectus.


General

      We are a payments company. As a processor of electronic transactions, we enable consumers, corporations, government agencies and other profit and non-profit business enterprises to facilitate payments to purchase goods and services or further other economic goals. Our role is to serve as an intermediary in the exchange of information and funds that must occur between parties so that a transaction can be completed. We were incorporated in Georgia as Cassidy, Inc. in April 2000.

      We operate in one business segment, electronic transaction payment processing, and provide products and services throughout the United States with our merchant services offerings, primarily targeting customers in many vertical industries including government, professional services, restaurants, universities, utilities, gaming, retail and health care.

      Our merchant services offerings provide merchants and financial institutions with credit and debit card transaction processing, check services, and terminal management.

      For the fiscal year ended September 30, 2005, approximately 99% of our total revenue arose from fees generated from credit card processing services and approximately 1% arose from the sale of credit card processing equipment.

Executive Overview

      We reported good financial results for the nine months ended September 30, 2005 where revenue increased $0.255 million, or 9.13%, to $2.793 million from $2.538 million in the nine months ended September 30, 2004. Revenue growth was primarily driven by the small growth in our direct merchant service. Operating income was $76,550 for the nine months ended September 30, 2005, compared to $106,522 in the prior year's comparable period. Net income decreased $28,987 to $72,519 in the nine months ended September 30, 2005 from $101,506 in the prior year's comparable period.

--------------------------------------------------------------------------------

Components of Revenue and Expenses

      Revenues. The Company's revenues are generated from a variety of sources. The majority of our revenue (99%) is derived from fees paid by merchants for the authorization and processing of credit and debit card transactions, exclusive of interchange fees. Revenue from credit card processing services is recorded at the time the credit card transaction occurs. Merchant fees paid to us include assessment fees, which are amounts charged by credit card associations for clearing services, advertising and other expenses. We also receive revenue from the sale of credit card processing equipment, which revenue is recorded at the time of sale. Revenue from the sale of credit card processing equipment represents a very small portion of revenues, only 1% of our gross revenue.

      Expenses. Operating expenses include all costs directly attributable to our provision of services to customers. The most significant components of operating expenses are assessment fees, authorization fees and data processing expenses. Depreciation of property and equipment and software amortization are recognized on a straight-line basis over the estimated useful life of the related asset.


--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

For the Fiscal Year Ended December 30, 2004 Compared to the Fiscal year Ended December 30, 2003

Revenues


      Our net revenue increased from $294,000 to $335,671 for the fiscal years ending December 31, 2003 and 2004, respectively. We attribute this revenue growth primarily to increases from our direct merchant services. We intend to continue to grow our domestic presence, build our ISO sales channel, increase customer satisfaction, assess opportunities for profitable acquisition growth, pursue enhanced products and services for our customers, and leverage our existing business model. We expect our nine months ended September 30, 2006 revenue to range from $2.988 million to $3.100 million, reflecting growth of 7% to 11%, compared to $2.793 million in the nine months ended September 30, 2005.

Merchant services

We experienced continued growth in our domestic direct merchant channel by continuing to sign mid-market merchants in various vertical markets to maintain our diversification. The increase in revenue reflects mid teen transaction growth in our domestic direct card merchant channel, primarily driven by increases in our ISO sales channel. We believe this transaction growth compares favorably to industry trends.


Direct Costs


Our direct costs increased to $3,026,357 for the year ended December 31, 2004, compared to direct costs of $2,778,797 for the year ended December 31, 2003, an increase of $247,560. The increase in the cost of service expense is primarily attributable to the operating expenses and intangible asset amortization.


Selling, general and administrative expenses


Our selling, general and administrative expenses increased to $216,672 for the year ended December 31, 2004, from $128,153 for the year ended December 31, 2003, an increase of $88,519. The increase in sales, general and administrative expenses is primarily due to growth in commission payments to ISOs resulting from the increased revenue in this sales channel. The ISO business generally produces lower margins than the other direct business due to the ongoing commission payments to the ISOs. In addition, these increases are also attributed to ongoing investments made in our direct sales channels, and business development costs.


FINANCIAL CONDITION

At December 31, 2004, our total assets equaled $94,548 which represents an increase of $17,584 over assets reported at our previous year end. Asset balances in all categories increased between years and our current ratio (the ratio of current assets to current liabilities) declined from 0.232 at December 31, 2003 to 0.217 at December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

During the year ended December 31, 2004, our operations were primarily financed using cash generated from revenues. Fiscal 2004 operations provided net revenue of $335,671 generated by our payment processing services.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements during the year ended December 31, 2004.


For the nine month Ended September 30, 2005 Compared to the nine month Ended September 30, 2004


Revenues


Revenues

      In nine months ended September 30, 2005, revenue increased $0.255 million, or 9.13%, to $2.793 million from $2.538 million in the nine months ended September 30, 2004. Revenue growth was primarily driven by the small growth in our direct merchant service. The increase in revenue reflects high-teen transaction growth in our domestic direct card merchant channel, primarily driven by increases in our ISO sales channel. We believe this transaction growth compares favorably with industry trends.

Operating expenses

      Cost of service increased by $258,000 to $2.536 million in nine months ended September 30, 2005 from $2.278 million in nine months ended September 30, 2004. The increase in the cost of service expense is primarily attributable to the increased operating expenses and intangible asset amortization.

      Sales, general and administrative expenses increased by $25,838 to $179,693 in nine months ended September 30, 2005 from $153,855 in nine months ended September 30, 2004. The increase in sales, general and administrative expenses is primarily due to growth in commission payments to ISOs resulting from the increased revenue in this sales channel. The ISO business generally produces lower margins than the other direct business due to the ongoing commission payments to the ISOs. In addition, these increases are attributed to ongoing investments made in our direct sales channels, and business development costs.

Operating income

      Operating income was $76,550 for the nine months ended September 30, 2005, compared to $106,522 in the prior year's comparable period. Net income decreased $28,987 to $72,519 in the nine months ended September 30, 2005 from $101,506 in the prior year's comparable period. The changes in operating income and operating margins are primarily due to the revenue growth factors and other cost factors described further above.

Other income/expense

      Other income/expense decreased by $985 to $4,031 for nine months ended September 30, 2005 compared to $5,016 in the nine months ended September 30, 2004.

Net income

      Net income increased $28,987 to $72,519 in nine months ended September 30, 2005 from $101,506 in the nine months ended September 30, 2004.

Liquidity and Capital Resources

      Cash flow generated from operations provides us with little liquidity to meet our needs. At nine months ended September 30, 2005, we had cash and cash equivalents totaling $146.

      Net cash provided by operating activities decreased $42,831 to $113,772 in nine months ended September 30, 2005 from $156,603 in nine months ended September 30, 2004. The decrease in cash flow from operations was primarily due to the decrease in net income and the increase in settlement processing assets.

      We believe that our current level of cash, together with future cash flows from operations, are not sufficient to meet the needs of our existing operations and planned requirements for the foreseeable future. As of nine months ended September 30, 2005, we do not have any material capital commitments.

      We regularly evaluate cash requirements for current operations, commitments, development activities and acquisitions and we may elect to raise additional funds for these purposes in the future, either through the issuance of debt, equity or otherwise. Our cash flow strategy is to first pay off debt, if any, second, to continue to make capital investments in our business and third, to pursue acquisitions that meet our growth strategies.

Off-Balance Sheet Arrangements


We had no off-balance sheet arrangements during the nine month ending September 30, 2005.


--------------------------------------------------------------------------------


Critical Accounting Policies

      The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. Our significant accounting policies are more fully described elsewhere in this prospectus. The critical accounting policies described here are those that are most important to the depiction of our financial condition and results of operations, including those whose application requires management's most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

Income Taxes

      We account for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. Judgments are required in determining the amount and probability of future taxable income, which in turn is critical to a determination of whether a valuation reserve against the deferred tax asset or liability is appropriate. Currently we are an S Corporation. The Company, with the consent of its stockholder, elected to be an S Corporation under the provisions of the Internal Revenue Code. Instead of paying corporate income taxes, the stockholders of an S Corporation are taxed individually on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements contained herein. However, we have filed an application with the IRS to change our status from an S Corporation to a C Corporation.


--------------------------------------------------------------------------------

                             DESCRIPTION OF PROPERTY


      The Company rented its operating facilities under an operating lease that commenced October 2003 and expired in October 2004, with required minimum monthly payments of $1,000. The Company remained in these facilities until January 2005. Prior to October 2003 and after January 2005, the Company maintained its offices in premises owned and controlled by Robert Cason, the Company's President and sole stockholder. To date, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties. Total rent expense was $12,000 and $3,000 respectively for 2004 and 2003.


      The technology and customer service departments will be housed in mall space (about 2000 square feet) in Villa Rica, Georgia. The overhead at this location should be minimal. The cost of this space to convert, maintain, and operate will be significantly cheaper than similar options in the Atlanta area.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


Except as described below regarding our operating facilities, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party during the past two years, or in any proposed transaction to which the Company proposes to be a party:


      (A)   any of our directors or executive officers;

      (B)   any nominee for election as one of our directors;

      (C) any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

      (D) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

      The Company rented its operating facilities under an operating lease that commenced October 2003 and expired in October 2004, with required minimum monthly payments of $1,000. The Company remained in these facilities until January 2005. Prior to October 2003 and after January 2005, the Company maintained its offices in premises owned and controlled by Robert Cason, the Company's President and sole stockholder. To date, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties. Total rent expense was $12,000 and $3,000 respectively for 2004 and 2003.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

      There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

      Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

      Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

      o Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.

      o Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

      o Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

      o Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

      Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Considerations

      The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

      Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

      Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

      Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

      Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

      Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Holders


      As of the date of this registration statement, we had 3 shareholders of record of our common stock.


Dividends

      We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

      As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. We will voluntarily send an annual report to shareholders containing audited financial statements.

--------------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION


      We have filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act, a registration statement on Form SB-2 relating to the common stock we are offering. This prospectus does not contain all of the information included in the registration statement and its exhibits and schedules thereto. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The commission maintains a website that contains reports, proxy information statements and other information regarding registrants that file electronically with the commission. The address of this website is http://www.sec.gov.


      We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm. We intend to furnish other reports as we may determine or as may be required by law.

--------------------------------------------------------------------------------

                                                  EXECUTIVE COMPENSATION

         The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2004 and 2003 by our CEO.


                                                            Annual Compensation
                                         ---------------------------------------------------------
Name & Principal Position      Year      Salary ($)       Bonus ($)        Restricted Stock Awards
--------------------------------------------------------------------------------------------------
Robert C. Cason                2004      $ 80,000         $  91,496                  --
CEO, President, and Director   2003      $ 66,000         $ 121,456                  --

      The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.


LONG-TERM INCENTIVE PLANS.

      We currently have no Long-Term Incentive Plans.

CODE OF ETHICS

      We have not yet adopted a Code of Ethics which applies to the chief executive officer, or principal financial and accounting officer or controller, or persons performing similar functions. Our management promotes honest and ethical conduct, full and fair disclosure in our reports to the SEC, and compliance with applicable governmental laws and regulations.

Board Compensation

      Members of our Board of Directors do not receive cash compensation for their services as Directors, although Directors may be reimbursed for reasonable expenses incurred in attending Board or committee meetings.

--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS


                                  CASSIDY, INC.
                               (AN S CORPORATION)
                          AUDITED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2004 AND 2003

                                    Contents

--------------------------------------------------------------------------------

Registered independent auditors' report                                        1

Financial statements
  Balance sheets                                                             2-3

  Statements of operations                                                     4
  Statements of changes in stockholders' deficit                               5
  Statements of cash flows                                                   6-7

Summary of significant accounting policies                                   8-9

Notes to financial statements                                              10-11

Pro-forma statements of operations for a "C" corporation                      12

[KBL, LLP LOGO]

                     Registered independent auditors' report

--------------------------------------------------------------------------------

To the Stockholder
Cassidy, Inc.
Villa Rica, Georgia

We have audited the accompanying balance sheets of Cassidy, Inc. (an S Corporation) as of December 31, 2004 and 2003, and the related statements of operations, and changes in stockholder's deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Cassidy, Inc. as of December 31, 2004 and 2003, and the results of its operations for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KBL, LLP

KBL, LLP
Certified Public Accountants

June 10, 2005

                                                                               1

67 Wall Street, 22nd Floor, New York, NY 10005                      212.785.9700

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                                 BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                                                         2004           2003
                                                     ------------   ------------
                                    Assets

Current assets
  Cash and cash equivalents                          $      2,283   $      3,783
  Accounts receivable                                      28,805         30,297
                                                     ------------   ------------
    Total current assets                                   31,088         34,080
                                                     ------------   ------------
Property and equipment
  Machinery and equipment                                 105,369         64,829
  Furniture and fixtures                                   11,064          6,458
                                                     ------------   ------------
                                                          116,433         71,287
Less: accumulated depreciation                             52,973         28,403
                                                     ------------   ------------
    Net property and equipment                             63,460         42,884
                                                     ------------   ------------
Other assets
  Security deposits                                         1,000          1,000
                                                     ------------   ------------
  Total other assets                                        1,000          1,000
                                                     ------------   ------------
    Total assets                                     $     95,548   $     77,964
                                                     ============   ============

 See auditors' report, the summary of significant accounting policies, and the accompanying notes to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                                 BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                                                       2004            2003
                                                   ------------    ------------
                      Liabilities and Stockholder's Deficit

Current liabilities
  Accounts and accrued expenses payable            $     10,365    $      1,758
  Payroll taxes payable                                  45,578          30,416
  Note payable                                           87,112         114,336
                                                   ------------    ------------
    Total current liabilities                           143,055         146,510
                                                   ------------    ------------
    Total liabilities                                   143,055         146,510
                                                   ------------    ------------
Stockholder's deficit
  Common stock (500 shares $1 par value
   authorized, 500 shares issued and
   outstanding respectively)                                500             500
  Additional paid-in capital                                 --              --
  Accumulated deficit                                   (48,007)        (69,046)
                                                   ------------    ------------
    Total stockholder's deficit                         (47,507)        (68,546)
                                                   ------------    ------------
    Total liabilities and stockholder's
     deficit                                       $     95,548    $     77,964
                                                   ============    ============

 See auditors' report, the summary of significant accounting policies, and the accompanying notes to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                            STATEMENTS OF OPERATIONS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2004 AND 2003

                                                         2004           2003
                                                     ------------   ------------
Gross revenue                                        $  3,362,028   $  3,072,797
Cost of revenue                                         3,026,357      2,778,797
                                                     ------------   ------------
Gross margin                                              335,671        294,000
                                                     ------------   ------------
Operating expenses
  Salaries and other compensation                         104,600         66,000
  Payroll taxes                                             8,644          5,335
  Depreciation                                             24,571         14,306
  Rent                                                     12,000          3,000
  Dues and subscriptions                                   10,324            136
  Employee benefits                                         9,000          9,800
  Telephone                                                 8,804          6,582
  Office expenses                                           7,156          4,543
  Repairs and maintenance                                   7,071          4,769
  Travel and entertainment                                  6,961          5,713
  Advertising                                               3,412            699
  Internet expenses                                         2,590            280
  Insurance                                                 2,507          1,642
  Postage and delivery                                      2,394          1,936
  Bank charges                                              2,111            381
  Gifts                                                     1,985          1,240
  Miscellaneous                                             1,717            693
  Legal and professional fees                                 825          1,098
                                                     ------------   ------------
Total operating expenses                                  216,672        128,153
                                                     ------------   ------------
Income from operations                                    118,999        165,847
                                                     ------------   ------------
Other expense
  Interest expense                                          6,464          3,630
                                                     ------------   ------------
Total other expense                                         6,464          3,630
                                                     ------------   ------------
Net income                                           $    112,535   $    162,217
                                                     ============   ============

Income per weighted average shares
 of common stock outstanding                         $     225.07   $     324.43

Weighted average number of shares of
 common stock outstanding                                     500            500

   See auditors' report, the summary of significant accounting policies, and the accompanying notes to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2004 AND 2003

                                                         Common      Accumulated
                                             stock       deficit        Total
                                          ----------   ----------    ----------

Balance, beginning of year                $      500   $ (109,807)   $ (109,307)
Stockholder dividend distributions                       (121,456)     (121,456)
Net income                                                162,217       162,217
                                          ----------   ----------    ----------
Balance, December 31, 2003                       500      (69,046)      (68,546)
Stockholder dividend distributions                        (91,496)      (91,496)
Net income                                                112,535       112,535
                                          ----------   ----------    ----------
Balance, December 31, 2004                $      500   $  (48,007)   $  (47,507)
                                          ==========   ==========    ==========

 See auditors' report, the summary of significant accounting policies, and the accompanying notes to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                             STATEMENT OF CASH FLOWS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2004

Cash flows from operating activities
  Net income                                                       $    112,535
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation                                                         24,571
  Changes in operating assets and liabilities:
  Decrease in accounts receivable                                         1,492
    Increase in accounts and accrued expenses payable                     8,607
    Increase in payroll taxes payable                                    15,162
                                                                   ------------
Net cash provided by operating activities                               162,367
                                                                   ------------
Cash flows from investing activities
  Purchases of machinery and equipment                                  (40,540)
  Purchases of furniture and fixtures                                    (4,607)
  Stockholder dividend distributions                                    (91,496)
                                                                   ------------
Net cash used in investing activities                                  (136,643)
                                                                   ------------
Cash flows from financing activities
  Principal payments on note payable                                    (27,224)
                                                                   ------------
Net cash used in financing activities                                   (27,224)
                                                                   ------------
Decrease in cash and cash equivalents                                    (1,500)
Cash and cash equivalents, beginning of year                              3,783
                                                                   ------------
Cash and cash equivalents, end of year                             $      2,283
                                                                   ============

Supplementary disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                                               $      6,576

     See auditors' report, the summary of significant accounting policies, and the accompanying notes to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                             STATEMENT OF CASH FLOWS
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2003

Cash flows from operating activities
  Net income                                                       $    162,217
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation                                                         14,306
  Changes in operating assets and liabilities:
  Increase in accounts receivable                                       (18,018)
    Increase in security deposits                                        (1,000)
    Decrease in accounts and accrued expenses payable                    (2,791)
    Increase in payroll taxes payable                                     8,064
                                                                   ------------
Net cash provided by operating activities                               162,778
                                                                   ------------
Cash flows from investing activities
   Purchases of machinery and equipment                                 (39,343)
   Purchases of furniture and fixtures                                   (6,458)
                                                                   ------------
Net cash used in investing activities                                   (45,801)
                                                                   ------------
Cash flows from financing activities
  Repayment of officer's loans                                         (107,155)
  Proceeds from note payable                                            125,000
  Principal payments on note payable                                    (10,664)
  Stockholder dividend distributions                                   (121,456)
                                                                   ------------
Net cash used in financing activities                                  (114,275)
                                                                   ------------
Increase in cash and cash equivalents                                     2,702
Cash and cash equivalents, beginning of year                              1,081
                                                                   ------------
Cash and cash equivalents, end of year                             $      3,783
                                                                   ============

Supplementary disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                                               $      3,336

     See auditors' report, the summary of significant accounting policies, and the accompanying notes to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Cassidy, Inc. (the "Company") was incorporated in the State of Georgia in April of 2000. The Company provides credit card processing services and ATM programs to merchants nationwide. The Company has access to most major processors and provides electronic authorizations with data capture of all major credit cards.

Cash equivalents

The Company considers certificates of deposit and other highly liquid investments purchased with maturities of ninety days or less to be cash equivalents.

Accounting basis

The Company uses the accrual basis of accounting for financial statement reporting. Accordingly, revenues are recognized when services are rendered and expenses are realized when the obligation is incurred. For tax purposes, the Company uses the cash basis.

The Company receives the majority (99%) of its revenue from fees generated from credit card processing services. Revenue from credit card processing services is recorded at the time the credit card transaction occurs.

The Company also receives revenue from the sale of credit card processing equipment. Revenue from the sale of credit card processing equipment is recorded at the time of the sale. Revenue from the sale of credit card processing equipment represents only 1% of the Company's gross revenue.

Property and equipment

Property and equipment are stated at cost. Depreciation expense is computed using the straight-line method over the following useful lives:

                                                            Estimated
Description                                                useful life
-----------                                                -----------
Machinery and equipment                                        3
Furniture and fixtures                                         7

See auditors' report and the accompanying notes 7to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income taxes

The Company, with the consent of its stockholder, has elected to be an S Corporation under the provisions of the Internal Revenue Code. Instead of paying corporate income taxes, the stockholders of an S Corporation are taxed individually on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

The Company anticipates revoking its election to be treated as an S Corporation once it completes the process of becoming a publicly held company.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

 See auditors' report, and the accompanying notes to the financial statements.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - NOTE PAYABLE

The Company has a $125,000 note payable with the National Bank of Commerce (now known as Sun Trust Bank). The note matures on July 2008 and calls for monthly payments of $2,435 which includes interest at 6.25%. The note is secured by all of the Company's merchant accounts. At December 31, 2004 and 2003, $87,112 and $114,336, respectively, was outstanding. Interest expense incurred was $6,464 and $3,630 respectively for the years ended December 31, 2004 and 2003.

Future minimum payments of principal are as follows:

December 31, 2005                    $   22,611
             2006                        25,613
             2007                        27,260
             2008                        11,628

NOTE 2 - OPERATING LEASE

The Company rented its operating facilities under an operating lease that commenced October 2003 and expired in October 2004, with required minimum monthly payments of $1,000. The Company remained in these facilities until January 2005. Prior to October 2003 and after January 2005, the Company maintained its offices in premises owned and controlled by Robert Cason, the Company's President and sole stockholder. As of the date of this report, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties. Total rent expense was $12,000 and $3,000 respectively for 2004 and 2003.

NOTE 3 - RELATED PARTY TRANSACTIONS

Prior to October 2003 and after January 2005, the Company maintained its office in premises owned and controlled by Robert Cason, the Company's President and sole stockholder. As of the date of this report, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties.

Compensation paid to Robert Cason, the Company's President and sole stockholder, was $80,000 and $66,000 respectively for the years ended December 31, 2004 and 2003. In addition, he received $91,496 and $121,456 respectively in dividend distributions for the years ended December 31, 2004 and 2003.

NOTE 4 - SUBSEQUENT EVENTS

In May 2005, with the approval of the Secretary of State, the Company changed its name to Trust One Payment Services, Inc., and increased its authorized shares of common stock to 100,000,000 at a par value of $.0001. In addition, the Company was approved to authorize 30,000,000 shares of $.0001 par value preferred stock.

    See auditors' report and the summary of significant accounting policies.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 - SUBSEQUENT EVENTS (CONTINUED)

In January of 2005, Chan Ho Yun, an executive vice president, purchased 100 shares of common stock from Robert Cason, the Company's President and previous sole shareholder, for $27,000. In May 2005, the Company performed a forward stock split of 25,000 for 1. Accordingly, outstanding and issued shares increased from 500 to 12,500,000.

In June 2005, 450,000 shares were issued to pay for professional fees in connection with the Company's future fund raising efforts. The shares were recorded at $228,000, the actual dollar amount charged by the vendor providing the services, and recorded as a deferred charge on the Company's balance sheet.

    See auditors' report and the summary of significant accounting policies.

                                  CASSIDY, INC.
                               (AN S CORPORATION)
            PRO-FORMA STATEMENTS OF OPERATIONS FOR A "C" CORPORATION
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2004 AND 2003

                                                         2004           2003
                                                     ------------   ------------
Gross revenue                                        $  3,362,028   $  3,072,797
Cost of revenue                                         3,026,357      2,778,797
                                                     ------------   ------------
Gross margin                                              335,671        294,000
                                                     ------------   ------------
Operating expenses
  Salaries and other compensation                         104,600         66,000
  Payroll taxes                                             8,644          5,335
  Depreciation                                             24,571         14,306
  Rent                                                     12,000          3,000
  Dues and subscriptions                                   10,324            136
  Employee benefits                                         9,000          9,800
  Telephone                                                 8,804          6,582
  Office expenses                                           7,156          4,543
  Repairs and maintenance                                   7,071          4,769
  Travel and entertainment                                  6,961          5,713
  Advertising                                               3,412            699
  Internet expenses                                         2,590            280
  Insurance                                                 2,507          1,642
  Postage and delivery                                      2,394          1,936
  Bank charges                                              2,111            381
  Gifts                                                     1,985          1,240
  Miscellaneous                                             1,717            693
  Legal and professional fees                                 825          1,098
                                                     ------------   ------------
Total operating expenses                                  216,672        128,153
                                                     ------------   ------------
Income from operations                                    118,999        165,847
                                                     ------------   ------------
Other expense
  Interest expense                                          6,464          3,630
                                                     ------------   ------------
Total other expense                                         6,464          3,630
                                                     ------------   ------------
Income before provision for income taxes                  112,535        162,217
Provision for income taxes                                 45,014         64,887
                                                     ------------   ------------
Net income                                           $     67,521   $     97,330
                                                     ============   ============

Income per weighted average shares of
 common stock outstanding                            $     135.04   $     194.66

Weighted average number of shares of
 common stock outstanding                                     500            500

 See auditors' report, the summary of significant accounting policies, and the accompanying notes to the financial statements.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                          REVIEWED FINANCIAL STATEMENTS
                            FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30, 2005 AND 2004

                                    Contents

--------------------------------------------------------------------------------

Registered accountants' review report                                          1

Financial statements
  Balance sheets                                                             2-3

  Statements of operations                                                   4-5
  Statements of changes in stockholders' equity (deficit)                      6
  Statements of cash flows                                                   7-8

Summary of significant accounting policies                                  9-10

Notes to financial statements                                              11-12

Pro-forma statements of operations for a "C" corporation                   13-14

[KBL, LLP LOGO]
                      Registered accountants' review report

--------------------------------------------------------------------------------

To the Stockholders
Trust One Payment Services, Inc. (an S corporation formerly known as Cassidy,
 Inc.)
Villa Rica, Georgia

We have reviewed the accompanying balance sheets of Trust One Payment Services, Inc. (an S corporation formerly known as Cassidy, Inc.) as of September 30, 2005 and 2004, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the nine months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). All information included in these financial statements is the representation of the management of Trust One Payment Services, Inc.

A review consists of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ KBL, LLP

KBL, LLP
Certified Public Accountants

December 28, 2005

67 Wall Street, 22nd Floor, New York, NY 10005                      212.785.9700

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                                 BALANCE SHEETS
                           SEPTEMBER 30, 2005 AND 2004

                                                                        2004
                                                                   (Adjusted for
                                                                      25,000:1
                                                                      forward)
                                                         2005       stock split)
                                                     ------------   ------------
                                     Assets

Current assets
  Cash and cash equivalents                          $        146   $     13,057
  Accounts receivable                                      30,060         25,984
                                                     ------------   ------------
    Total current assets                                   30,206         39,041
                                                     ------------   ------------
Property and equipment
  Machinery and equipment                                 127,537        102,485
  Furniture and fixtures                                   14,145          6,565
                                                     ------------   ------------
                                                          141,682        109,050
Less: accumulated depreciation                             77,700         45,634
                                                     ------------   ------------
    Net property and equipment                             63,982         63,416
                                                     ------------   ------------
Other assets
  Security deposits                                            --          1,000
  Deferred financing fees                                 228,000             --
                                                     ------------   ------------
    Total other assets                                    228,000          1,000
                                                     ------------   ------------
    Total assets                                     $    322,188   $    103,457
                                                     ============   ============

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                                 BALANCE SHEETS
                           SEPTEMBER 30, 2005 AND 2004

                                                                       2004
                                                                  (Adjusted for
                                                                     25,000:1
                                                                     forward)
                                                       2005        stock split)
                                                   ------------    ------------

                 Liabilities and Stockholders' Equity (Deficit)

Current liabilities
  Accounts and accrued expenses payable            $     67,050    $     60,926
  Payroll taxes payable                                   5,675           4,800
  Note payable (Note 1)                                  68,456          94,260
                                                   ------------    ------------
    Total current liabilities                           141,181         159,986
                                                   ------------    ------------
     Total liabilities                                  141,181         159,986
                                                   ------------    ------------
Stockholders' equity (deficit)
  Common stock (100,000,000 shares $.0001
   par value authorized, 12,950,000 and
   12,500,000 issued and outstanding
   respectively after forward stock split
   of 25,000 for 1)                                       1,295           1,250
  Preferred stock (30,000,000 shares $.0001
   par value authorized, none outstanding)                   --              --
  Additional paid-in capital                            227,205            (750)
  Accumulated deficit                                   (47,493)        (57,029)
                                                   ------------    ------------
    Total stockholders' equity (deficit)                181,007         (56,529)
                                                   ------------    ------------
    Total liabilities and stockholders'
     equity (deficit)                              $    322,188    $    103,457
                                                   ============    ============

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                            STATEMENTS OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30, 2005 AND 2004

                                                         2005           2004
                                                     ------------   ------------
Gross revenue                                        $  2,793,056   $  2,538,765
Cost of revenue                                         2,536,813      2,278,388
                                                     ------------   ------------
Gross margin                                              256,243        260,377
                                                     ------------   ------------
Operating expenses
  Salaries and other compensation                          79,800         78,000
  Payroll taxes                                             6,564          6,486
  Depreciation                                             24,726         17,232
  Legal and professional fees                              19,000            825
  Travel and entertainment                                  9,616          4,602
  Telephone                                                 8,310          6,182
  Contributions                                             6,435             --
  Insurance                                                 5,985          1,674
  Office expenses                                           5,273          5,882
  Postage and delivery                                      2,593          1,516
  Internet expenses                                         2,335          2,270
  Employee benefits                                         1,773             --
  Filing fees                                               1,593             --
  Repairs and maintenance                                   1,508          5,717
  Dues and subscriptions                                    1,193         10,324
  Rent                                                      1,000          9,000
  Gifts                                                       883             57
  Utilities                                                   530            465
  Bank charges                                                224            226
  Payroll processing fees                                     168            216
  Miscellaneous                                               154            375
  Advertising                                                  30          2,806
                                                     ------------   ------------
Total operating expenses                                  179,693        153,855
                                                     ------------   ------------
Income from operations                                     76,550        106,522
                                                     ------------   ------------
Other expense
   Interest expense                                         4,031          5,016
                                                     ------------   ------------
Total other expense                                         4,031          5,016
                                                     ------------   ------------
Net income                                           $     72,519   $    101,506
                                                     ============   ============

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                            STATEMENTS OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30, 2005 AND 2004

                                                  2005                2004
                                           ----------------    ----------------
Income per weighted average shares of
 common stock outstanding                  $          .0057    $          .0081

Weighted average number of shares of
 common stock outstanding                        12,701,099          12,500,000

     See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30, 2005 AND 2004

                                                                    Additional
                                Common            Preferred          paid-in          Accumulated
                                stock               stock            capital            deficit              Total
                             ------------       ------------       ------------       ------------       ------------
Balance,
 December 31, 2003
 (adjusted for 25,000:1
 forward stock split)        $      1,250       $         --       $       (750)      $    (69,046)      $    (68,546)
Stockholder dividend
 distributions                                                                             (89,489)           (89,489)
Net income                             --                 --                 --            101,506            101,506
                             ------------       ------------       ------------       ------------       ------------
Balance,
 September 30, 2004          $      1,250       $         --       $       (750)      $    (57,029)      $    (56,529)
                             ============       ============       ============       ============       ============

                                                                    Additional
                                Common            Preferred          paid-in          Accumulated
                                stock               stock            capital            deficit              Total
                             ------------       ------------       ------------       ------------       ------------
Balance,
 December 31, 2004
 (adjusted for 25,000:1
 forward stock split)        $      1,250       $         --       $       (750)      $    (48,006)      $    (47,506)
Common stock issued
 for professional
 services                              45                               227,955                               228,000
Stockholder dividend
 distributions                                                                             (72,006)           (72,006)
Net income                                                                                  72,519             72,519
                             ------------       ------------       ------------       ------------       ------------
Balance,
 September 30, 2005          $      1,295       $         --       $    227,205       $    (47,493)      $    181,007
                             ============       ============       ============       ============       ============

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                             STATEMENT OF CASH FLOWS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2005

Cash flows from operating activities
  Net income                                                       $     72,519
  Adjustments to reconcile net income
   to net cash provided by operating
   activities
    Depreciation                                                         24,726
  Changes in operating assets and liabilities:
Increase in accounts receivable                                          (1,255)
    Decrease in security deposits                                         1,000
    Increase in accounts and accrued expenses payable                    56,685
    Decrease in payroll taxes payable                                   (39,903)
                                                                   ------------
Net cash provided by operating activities                               113,772
                                                                   ------------
Cash flows from investing activities
  Purchases of machinery and equipment                                  (25,141)
  Purchases of furniture and fixtures                                      (107)
                                                                   ------------
Net cash used in investing activities                                   (25,248)
                                                                   ------------
Cash flows from financing activities
  Principal payments on note payable                                    (18,656)
  Stockholder dividend distributions                                    (72,006)
                                                                   ------------
Net cash used in financing activities                                   (90,662)
                                                                   ------------
Decrease in cash and cash equivalents                                    (2,138)
Cash and cash equivalents, beginning of period                            2,284
                                                                   ------------
Cash and cash equivalents, end of period                           $        146
                                                                   ============

Supplementary disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                                               $      3,903

  Non-cash transactions:
    Common stock issued for professional services,
     charged to deferred financing fees                            $    228,000

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                             STATEMENT OF CASH FLOWS
                            FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2004

Cash flows from operating activities
  Net income                                                          $ 101,506
  Adjustments to reconcile net income
   to net cash provided by operating activities
    Depreciation                                                         17,232
  Changes in operating assets and liabilities:
Decrease in accounts receivable                                           4,313
    Increase in accounts and accrued expenses payable                    59,168
    Decrease in payroll taxes payable                                   (25,616)
                                                                   ------------
Net cash provided by operating activities                               156,603
                                                                   ------------
Cash flows from investing activities
  Purchases of machinery and equipment                                  (34,684)
  Purchases of furniture and fixtures                                    (3,080)
                                                                   ------------
Net cash used in investing activities                                   (37,764)
                                                                   ------------
Cash flows from financing activities
  Principal payments on note payable                                    (20,076)
  Stockholder dividend distributions                                    (89,489)
                                                                   ------------
Net cash used in financing activities                                  (109,565)
                                                                   ------------
Increase in cash and cash equivalents                                     9,274
Cash and cash equivalents, beginning of period                            3,783
                                                                   ------------
Cash and cash equivalents, end of period                              $  13,057
                                                                   ============

Supplementary disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                                                  $   4,831

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.


                                                                               8

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Cassidy, Inc. was incorporated in the State of Georgia in April of 2000. In May 2005, with the approval of the Secretary of State, the Cassidy, Inc. changed its name to Trust One Payment Services, Inc. (the "Company") and increased its authorized shares of common stock from 500 to 100,000,000 at a par value of $.0001 and effectuated a 25,000:1 forward stock split of the Company's common stock. In addition, the Company was approved to authorize 30,000,000 shares of $.0001 par value preferred stock.

The Company provides credit card processing services and ATM programs to merchants nationwide. The Company has access to most major processors and provides electronic authorizations with data capture of all major credit cards.

Cash equivalents

The Company considers certificates of deposit and other highly liquid investments purchased with maturities of ninety days or less to be cash equivalents.

Accounting basis

The Company uses the accrual basis of accounting for financial statement reporting. Accordingly, revenues are recognized when services are rendered and expenses are realized when the obligation is incurred. For tax purposes, the Company uses the cash basis.

The Company receives the majority (99%) of its revenue from fees generated from credit card processing services. Revenue from credit card processing services is recorded at the time the credit card transaction occurs.

The Company also receives revenue from the sale of credit card processing equipment. Revenue from the sale of credit card processing equipment is recorded at the time of the sale. Revenue from the sale of credit card processing equipment represents only 1% of the Company's gross revenue.

                     See accountants' review report and the
                accompanying notes to the financial statements.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Property and equipment

Property and equipment are stated at cost. Depreciation expense is computed using the straight-line method over the following useful lives:

                                        Estimated
Description                            useful life
-----------                            -----------
Machinery and equipment                     3
Furniture and fixtures                      7

Income taxes

The Company, with the consent of its stockholder, has elected to be an S Corporation under the provisions of the Internal Revenue Code. Instead of paying corporate income taxes, the stockholders of an S Corporation are taxed individually on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

The Company anticipates revoking its election to be treated as an S Corporation once it completes the process of becoming a publicly held company.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

                     See accountants' review report and the
                accompanying notes to the financial statements.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - NOTE PAYABLE

The Company has a $125,000 note payable with Sun Trust Bank. The note matures on July 2008 and calls for monthly payments of $2,435, which includes interest at 6.25%. The note is secured by all of the Company's merchant accounts. At September 30, 2005 and 2004, $68,456 and $94,260, respectively, was outstanding. Interest expense incurred was $4,031 and $5,016 respectively for the nine months ended September 30, 2005 and 2004.

Future minimum payments of principal are as follows:

September 30, 2006               $   25,217
              2007                   26,839
              2008                   16,400

NOTE 2 - OPERATING LEASE

The Company rented its operating facilities under an operating lease that commenced October 2003 and expired in October 2004, with required minimum monthly payments of $1,000. The Company remained in these facilities until January 2005. Prior to October 2003 and after January 2005, the Company maintained its offices in premises owned and controlled by Robert Cason, the Company's President and previous sole stockholder. As of the date of this report, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties. However, Robert Cason, the Company's President, has not charged the Company any rent for use of the facilities for 2005. Total rent expense was $1,000 and $9,000 respectively for the nine months ended September 30, 2005 and 2004.

NOTE 3 - RELATED PARTY TRANSACTIONS

Prior to October 2003 and after January 2005, the Company maintained its office in premises owned and controlled by Robert Cason, the Company's President. As of the date of this report, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties. However, Robert Cason, the Company's President, has not charged the Company any rent for use of the facilities for 2005.

   See accountants' review report and the accompanying summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 - RELATED PARTY TRANSACTIONS (CONTINUED)

Compensation accrued to Robert Cason, the Company's President, was $60,000 for the nine months ended September 30, 2005 and 2004. In addition he received $30,340 and $58,060 respectively in dividend distributions for the nine months ended September 30, 2005 and 2004.

In January of 2005, Chan Ho Yun, an executive vice president purchased, previous to the 25,000:1 forward stock split, 100 shares of common stock from Robert Cason, the Company's President, for $27,000.

NOTE 4 - EQUITY TRANSACTIONS

In January of 2005, Chan Ho Yun, an executive vice president purchased, previous to the 25,000:1 forward stock split, 100 shares of common stock from Robert Cason, the Company's President for $27,000. In May 2005, the Company performed a forward stock split of 25,000 for 1. Accordingly, outstanding and issued shares increased from 500 to 12,500,000.

In June 2005, 450,000 shares were issued to pay for professional fees in connection with the Company's future fund raising efforts. The shares were recorded at $228,000, the actual dollar amount charged by the vendor providing the services, and recorded as a deferred charge and additional paid-in capital on the Company's balance sheet.

   See accountants' review report and the accompanying summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
            PRO-FORMA STATEMENTS OF OPERATIONS FOR A "C" CORPORATION
                            FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30 2005 AND 2004

                                                         2005           2004
                                                     ------------   ------------
Gross billings                                       $  2,793,056   $  2,538,765
Direct costs                                            2,536,813      2,278,388
                                                     ------------   ------------
Net revenue                                               256,243        260,377
                                                     ------------   ------------
Operating expenses
  Salaries and other compensation                          79,800         78,000
  Payroll taxes                                             6,564          6,486
  Depreciation                                             24,726         17,232
  Legal and professional fees                              19,000            825
  Travel and entertainment                                  9,616          4,602
  Telephone                                                 8,310          6,182
  Contributions                                             6,435             --
  Insurance                                                 5,985          1,674
  Office expenses                                           5,273          5,882
  Postage and delivery                                      2,593          1,516
  Internet expenses                                         2,335          2,270
  Employee benefits                                         1,773             --
  Filing fees                                               1,593             --
  Repairs and maintenance                                   1,508          5,717
  Dues and subscriptions                                    1,193         10,324
  Rent                                                      1,000          9,000
  Gifts                                                       883             57
  Utilities                                                   530            465
  Bank charges                                                224            226
  Payroll processing fees                                     168            216
  Miscellaneous                                               154            375
  Advertising                                                  30          2,806
                                                     ------------   ------------
Total operating expenses                                  179,693        153,855
                                                     ------------   ------------
Income from operations                                     76,550        106,522
                                                     ------------   ------------
Other expense
  Interest expense                                          4,031          5,016
                                                     ------------   ------------
Total other expense                                         4,031          5,016
                                                     ------------   ------------
Income before provision for income taxes                   72,519        101,506
Provision for income taxes                                 29,007         40,602
                                                     ------------   ------------
Net income                                           $     43,512   $     60,904
                                                     ============   ============

     See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                            STATEMENTS OF OPERATIONS
                            FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30, 2005 AND 2004

                                                 2005                2004
                                           ----------------   ----------------
Income per weighted average shares of
 common stock outstanding                  $          .0034   $          .0048

Weighted average number of shares of
 common stock outstanding                        12,701,099         12,500,000

     See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                          REVIEWED FINANCIAL STATEMENTS
                            FOR THE SIX MONTHS ENDED
                             JUNE 30, 2005 AND 2004

                                    Contents

--------------------------------------------------------------------------------

Registered accountants' review report                                          1

Financial statements
  Balance sheets                                                             2-3

  Statements of operations                                                     4
  Statements of changes in stockholders' equity (deficit)                      5
  Statements of cash flows                                                   6-7

Summary of significant accounting policies                                   8-9

Notes to financial statements                                              10-11

Pro-forma statements of operations for a "C" corporation                      12

{KBL, LLP LOGO]

                      Registered accountants' review report

--------------------------------------------------------------------------------

To the Stockholders
Trust One Payment Services, Inc. (an S corporation formerly known as Cassidy,
 Inc.)
Villa Rica, Georgia

We have reviewed the accompanying balance sheets of Trust One Payment Services, Inc. (an S corporation formerly known as Cassidy, Inc.) as of June 30, 2005 and 2004, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the six months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). All information included in these financial statements is the representation of the management of Trust One Payment Services, Inc.

A review consists of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

/S/KBL, LLP

KBL, LLP
Certified Public Accountants

September 9, 2005

67 Wall Street, 22nd Floor, New York, NY 10005                      212.785.9700

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                                 BALANCE SHEETS
                             JUNE 30, 2005 AND 2004

                                                                        2004
                                                                   (Adjusted for
                                                                      25,000:1
                                                                      forward)
                                                         2005       stock split)
                                                     ------------   ------------
                                     Assets

Current assets
  Cash and cash equivalents                          $        516   $        518
  Accounts receivable                                      34,360         27,814
                                                     ------------   ------------
    Total current assets                                   34,876         28,332
                                                     ------------   ------------
Property and equipment
  Machinery and equipment                                 115,519         86,980
  Furniture and fixtures                                   14,145          6,565
                                                     ------------   ------------
                                                          129,664         93,545
Less: accumulated depreciation                             68,719         39,151
                                                     ------------   ------------
    Net property and equipment                             60,945         54,394
                                                     ------------   ------------
Other assets
  Security deposits                                            --          1,000
  Deferred financing fees                                 228,000             --
                                                     ------------   ------------
    Total other assets                                    228,000          1,000
                                                     ------------   ------------
    Total assets                                     $    323,821   $     83,726
                                                     ============   ============

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                                 BALANCE SHEETS
                             JUNE 30, 2005 AND 2004

                                                                       2004
                                                                  (Adjusted for
                                                                     25,000:1
                                                                     forward)
                                                       2005        stock split)
                                                   ------------    ------------
                 Liabilities and Stockholders' Equity (Deficit)

Current liabilities
  Accounts and accrued expenses payable            $     41,705    $     41,694
  Payroll taxes payable                                   3,200           3,200
  Note payable (Note 1)                                  76,599         101,078
                                                   ------------    ------------
    Total current liabilities                           121,504         145,972
                                                   ------------    ------------
     Total liabilities                                  121,504         145,972
                                                   ------------    ------------
Stockholders' equity (deficit)
  Common stock (100,000,000 shares $.0001
   par value uthorized, 12,950,000 and
   12,500,000 issued and outstanding
   respectively after forward stock split
   of 25,000 for 1)                                       1,295           1,250
  Preferred stock (30,000,000 shares $.0001
   par value authorized, none outstanding)                   --              --
  Additional paid-in capital                            227,205            (750)
  Accumulated deficit                                   (26,183)        (62,746)
                                                   ------------    ------------
    Total stockholders' equity (deficit)                202,317         (62,246)
                                                   ------------    ------------
    Total liabilities and stockholders'
     equity (deficit)                              $    323,821    $     83,726
                                                   ============    ============

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                            STATEMENTS OF OPERATIONS
                            FOR THE SIX MONTHS ENDED
                             JUNE 30, 2005 AND 2004

                                                         2005           2004
                                                     ------------   ------------
Gross revenue                                        $  1,770,671   $  1,643,530
Cost of revenue                                         1,601,040      1,470,809
                                                     ------------   ------------
Gross margin                                              169,631        172,721
                                                     ------------   ------------
Operating expenses
  Salaries and other compensation                          53,200         52,000
  Payroll taxes                                             4,444          4,384
  Depreciation                                             15,745         10,749
  Legal and professional fees                              10,892            825
  Telephone                                                 6,037          4,338
  Contributions                                             5,685             --
  Travel and entertainment                                  5,616          3,036
  Employee benefits                                         3,012             --
  Office expenses                                           2,019          2,902
  Internet expenses                                         1,507          1,830
  Insurance                                                 1,452            852
  Postage and delivery                                      1,351          1,045
  Rent                                                      1,000          6,000
  Gifts                                                       883             57
  Dues and subscriptions                                      868         10,114
  Miscellaneous                                               833            918
  Repairs and maintenance                                     140          3,543
  Bank charges                                                 94            147
  Advertising                                                  30          2,175
                                                     ------------   ------------
Total operating expenses                                  114,808        104,915
                                                     ------------   ------------
Income from operations                                     54,823         67,806
                                                     ------------   ------------
Other expense
  Interest expense                                          2,660          3,446
                                                     ------------   ------------
Total other expense                                         2,660          3,446
                                                     ------------   ------------
Net income                                           $     52,163   $     64,360
                                                     ============   ============

Income per weighted average shares of
 common stock outstanding                            $      .0041   $      .0051

Weighted average number of shares of
 common stock outstanding                              12,574,586     12,500,000

     See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            FOR THE SIX MONTHS ENDED
                             JUNE 30, 2005 AND 2004

                                                           Additional
                             Common         Preferred       paid-in       Accumulated
                             stock            stock         capital         deficit          Total
                          ------------    ------------    ------------    ------------    ------------
Balance,
 December 31, 2003
 (adjusted for 25,000:1
 forward stock split)     $      1,250    $         --    $       (750)   $    (69,046)   $    (68,546)
Stockholder dividend
 distributions                                                                 (58,060)        (58,060)
Net income                          --              --              --          64,360          64,360
                          ------------    ------------    ------------    ------------    ------------
Balance,
 June 30, 2004            $      1,250    $         --    $       (750)   $    (62,746)   $    (62,246)
                          ============    ============    ============     ============    ============

                                                           Additional
                             Common         Preferred       paid-in       Accumulated
                             stock            stock         capital         deficit          Total
                          ------------    ------------    ------------    ------------    ------------
Balance,
 December 31, 2004
 (adjusted for 25,000:1
 forward stock split)     $      1,250    $         --    $       (750)   $    (48,006)   $    (47,506)
Common stock issued
 for professional
 services                           45                         227,955                         228,000
Stockholder dividend
 distributions                                                                 (30,340)        (30,340)
Net income                                                                      52,163          52,163
                          ------------    ------------    ------------    ------------    ------------
Balance,
 June 30, 2005            $      1,295    $         --    $    227,205    $    (26,183)   $    202,317
                          ============    ============    ============     ============    ============

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                             STATEMENT OF CASH FLOWS
                            FOR THE SIX MONTHS ENDED
                                  JUNE 30, 2005

Cash flows from operating activities
  Net income                                                       $     52,163
  Adjustments to reconcile net income to
   net cash provided by operating activities
    Depreciation                                                         15,745
  Changes in operating assets and liabilities:
Increase in accounts receivable                                          (5,555)
    Decrease in security deposits                                         1,000
    Increase in accounts and accrued expenses payable                    31,340
    Decrease in payroll taxes payable                                   (42,378)
                                                                   ------------
Net cash provided by operating activities                                52,315
                                                                   ------------
Cash flows from investing activities
  Purchases of machinery and equipment                                  (13,123)
  Purchases of furniture and fixtures                                      (107)
                                                                   ------------
Net cash used in investing activities                                   (13,230)
                                                                   -------------
Cash flows from financing activities
  Principal payments on note payable                                    (10,513)
  Stockholder dividend distributions                                    (30,340)
                                                                   ------------
Net cash used in financing activities                                   (40,853)
                                                                   ------------
Decrease in cash and cash equivalents                                    (1,768)
Cash and cash equivalents, beginning of period                            2,284
                                                                   ------------
Cash and cash equivalents, end of period                           $        516
                                                                   ============

Supplementary disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                                               $      2,569

  Non-cash transactions:
    Common stock issued for professional services,
     charged to deferred financing fees                            $    228,000

     See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                             STATEMENT OF CASH FLOWS
                            FOR THE SIX MONTHS ENDED
                                  JUNE 30, 2004

Cash flows from operating activities
  Net income                                                       $     64,360
  Adjustments to reconcile net income to
   net cash provided by operating activities
    Depreciation                                                         10,749
  Changes in operating assets and liabilities:
Decrease in accounts receivable                                           2,483
    Increase in accounts and accrued expenses payable                    39,936
    Decrease in payroll taxes payable                                   (27,216)
                                                                   ------------
Net cash provided by operating activities                                90,312
                                                                   ------------
Cash flows from investing activities
  Purchases of machinery and equipment                                  (19,179)
  Purchases of furniture and fixtures                                    (3,080)
                                                                   ------------
Net cash used in investing activities                                   (22,259)
                                                                   ------------
Cash flows from financing activities
  Principal payments on note payable                                    (13,258)
  Stockholder dividend distributions                                    (58,060)
                                                                   ------------
Net cash used in financing activities                                   (71,318)
                                                                   ------------
Decrease in cash and cash equivalents                                    (3,265)
Cash and cash equivalents, beginning of period                            3,783
                                                                   ------------
Cash and cash equivalents, end of period                           $        518
                                                                   ============

Supplementary disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                                               $      3,395

 See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Cassidy, Inc. was incorporated in the State of Georgia in April of 2000. In May 2005, with the approval of the Secretary of State, the Cassidy, Inc. changed its name to Trust One Payment Services, Inc. (the "Company") and increased its authorized shares of common stock from 500 to 100,000,000 at a par value of $.0001 and effectuated a 25,000:1 forward stock split of the Company's common stock. In addition, the Company was approved to authorize 30,000,000 shares of $.0001 par value preferred stock.

The Company provides credit card processing services and ATM programs to merchants nationwide. The Company has access to most major processors and provides electronic authorizations with data capture of all major credit cards.

Cash equivalents

The Company considers certificates of deposit and other highly liquid investments purchased with maturities of ninety days or less to be cash equivalents.

Accounting basis

The Company uses the accrual basis of accounting for financial statement reporting. Accordingly, revenues are recognized when services are rendered and expenses are realized when the obligation is incurred. For tax purposes, the Company uses the cash basis.

The Company receives the majority (99%) of its revenue from fees generated from credit card processing services. Revenue from credit card processing services is recorded at the time the credit card transaction occurs.

The Company also receives revenue from the sale of credit card processing equipment. Revenue from the sale of credit card processing equipment is recorded at the time of the sale. Revenue from the sale of credit card processing equipment represents only 1% of the Company's gross revenue.

Property and equipment

Property and equipment are stated at cost. Depreciation expense is computed using the straight-line method over the following useful lives:

                                        Estimated
Description                             useful life
-----------                             -----------
Machinery and equipment                      3
Furniture and fixtures                       7

                     See accountants' review report and the
                accompanying notes to the financial statements.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income taxes

The Company, with the consent of its stockholder, has elected to be an S Corporation under the provisions of the Internal Revenue Code. Instead of paying corporate income taxes, the stockholders of an S Corporation are taxed individually on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

The Company anticipates revoking its election to be treated as an S Corporation once it completes the process of becoming a publicly held company.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

                     See accountants' review report and the
                accompanying notes to the financial statements.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - NOTE PAYABLE

The Company has a $125,000 note payable with Sun Trust Bank. The note matures on July 2008 and calls for monthly payments of $2,435, which includes interest at 6.25%. The note is secured by all of the Company's merchant accounts. At June 30, 2005 and 2004, $76,599 and $101,078, respectively, was outstanding. Interest expense incurred was $2,660 and $3,446 respectively for the six months ended June 30, 2005 and 2004.

Future minimum payments of principal are as follows:

June 30, 2006                     $  24,827
         2007                        26,424
         2008                        25,348

NOTE 2 - OPERATING LEASE

The Company rented its operating facilities under an operating lease that commenced October 2003 and expired in October 2004, with required minimum monthly payments of $1,000. The Company remained in these facilities until January 2005. Prior to October 2003 and after January 2005, the Company maintained its offices in premises owned and controlled by Robert Cason, the Company's President and previous sole stockholder. As of the date of this report, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties. However, Robert Cason, the Company's President, has not charged the Company any rent for use of the facilities for 2005. Total rent expense was $1,000 and $6,000 respectively for the six months ended June 30, 2005 and 2004.

NOTE 3 - RELATED PARTY TRANSACTIONS

Prior to October 2003 and after January 2005, the Company maintained its office in premises owned and controlled by Robert Cason, the Company's President. As of the date of this report, the terms for use of the space after December 31, 2004 had not been agreed upon by both parties. However, Robert Cason, the Company's President, has not charged the Company any rent for use of the facilities for 2005.

Compensation accrued to Robert Cason, the Company's President, was $40,000 for the six months ended June 30, 2005 and 2004. In addition he received $30,340 and $58,060 respectively in dividend distributions for the six months ended June 30, 2005 and 2004.

In January of 2005, Chan Ho Yun, an executive vice president purchased, previous to the 25,000:1 forward stock split, 100 shares of common stock from Robert Cason, the Company's President, for $27,000.

                     See accountants' review report and the
            accompanying summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 - EQUITY TRANSACTIONS

In January of 2005, Chan Ho Yun, an executive vice president purchased, previous to the 25,000:1 forward stock split, 100 shares of common stock from Robert Cason, the Company's President, for $27,000. In May 2005, the Company performed a forward stock split of 25,000 for 1. Accordingly, outstanding and issued shares increased from 500 to 12,500,000.

In June 2005, 450,000 shares were issued to pay for professional fees in connection with the Company's future fund raising efforts. The shares were recorded at $228,000, the actual dollar amount charged by the vendor providing the services, and recorded as a deferred charge on the Company's balance sheet.

   See accountants' review report and the accompanying summary of significant accounting policies.

                        TRUST ONE PAYMENT SERVICES, INC.
                        (FORMERLY KNOWN AS CASSIDY, INC.)
                               (AN S CORPORATION)
            PRO-FORMA STATEMENTS OF OPERATIONS FOR A "C" CORPORATION
                            FOR THE SIX MONTHS ENDED
                             JUNE 30, 2005 AND 2004

                                                         2005           2004
                                                     ------------   ------------
Gross revenue                                        $  1,770,671   $  1,643,530
Cost of revenue                                         1,601,040      1,470,809
                                                     ------------   ------------
Gross margin                                              169,631        172,721
                                                     ------------   ------------
Operating expenses
  Salaries and other compensation                          53,200         52,000
  Payroll taxes                                             4,444          4,384
  Depreciation                                             15,745         10,749
  Legal and professional fees                              10,892            825
  Telephone                                                 6,037          4,338
  Contributions                                             5,685             --
  Travel and entertainment                                  5,616          3,036
  Employee benefits                                         3,012             --
  Office expenses                                           2,019          2,902
  Internet expenses                                         1,507          1,830
  Insurance                                                 1,452            852
  Postage and delivery                                      1,351          1,045
  Rent                                                      1,000          6,000
  Gifts                                                       883             57
  Dues and subscriptions                                      868         10,114
  Miscellaneous                                               833            918
  Repairs and maintenance                                     140          3,543
  Bank charges                                                 94            147
  Advertising                                                  30          2,175
                                                     ------------   ------------
Total operating expenses                                  114,808        104,915
                                                     ------------   ------------
Income from operations                                     54,823         67,806
                                                     ------------   ------------
Other expense
  Interest expense                                          2,660          3,446
                                                     ------------   ------------
Total other expense                                         2,660          3,446
                                                     ------------   ------------
Income before provision for income taxes                   52,163         64,360
Provision for income taxes                                 20,865         25,744
Net income                                           $     31,298   $     38,616
                                                     ============   ============

Income per weighted average shares of
 common stock outstanding                            $      .0025   $      .0031

Weighted average number of shares of
 common stock outstanding                              12,574,586     12,500,000

     See accountants' review report, the notes to the financial statements, and the summary of significant accounting policies.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

None.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Until _____________, 2006 (40 days after the date of this prospectus), 95 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------                TRUST ONE PAYMENT SERVICES, INC.
TABLE OF CONTENTS
--------------------------------
Prospectus Summary
The Offering
Risk Factors
Forward Looking Statements
Use of Proceeds
Dilution                                             Up to 3,450,000 Shares
Plan of Distribution                                           of
Legal Proceedings                                         Common Stock
Directors & Executive Officers
Security Ownership
Description of Securities
Interests of Named Experts
SEC's Position on Indemnification                       _________________
Description of Business
Management's Discussion & Analysis                         PROSPECTUS
Description of Property                                 _________________
Certain Relationships and Related Transactions
Market for Common Stock
Executive Compensation
Financial Statements                                     ___________, 2006

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Trust One Payment Services, Inc. ("TOPS") This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the TOPS since such date.



--------------------------------------------------------------------------------

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

      Pursuant to provisions set forth in our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his/her position, if he/she acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged to be liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Georgia.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or control persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be bound and governed by the final adjudication of such issue.

      Certain selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

Other Expenses of Issuance and Distribution


SEC registration fee                            $1,593
Accounting fees and expenses                   $15,500
Legal fees and expenses                       $144,000
Blue Sky fees and expenses                     $10,000
Miscellaneous expenses                          $3,500


TOTAL                                         $174,593

      Except for the SEC registration fee, all of the foregoing fees and expenses have been estimated.

--------------------------------------------------------------------------------

Recent Sales of Unregistered Securities

      In the three years preceding the filing of this registration statement, we issued the securities described below that were not registered under the Securities Act.


      (1) On May 15, 2005, 450,000 shares were issued to GFS investments for business development services.

      (2) In April 2000, 10,000,000 shares were issued to Robert Cason as founder's stock (after giving effect to a 25,000 for 1 forward stock split on May 12, 2005)..

      (3) On January 1, 2005, Chan Yun purchased 2,500,000 shares from Robert Cason (after giving effect to a 25,000 for 1 forward stock split on May 12, 2005).

The issuance of securities above were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:


      o None of these issuances involved underwriters, underwriting discounts or commissions.
      o Restrictive legends were and will be placed on all certificates issued as described above.
      o The distribution did not involve general solicitation or advertising.
      o The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Exhibits

      See the "Exhibit Index" immediately following the signature page to this Registration Statement.

Undertakings

      The undersigned small business issuer hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i)   include any prospectus required by Section 10(a)(3) of the Act;
      (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information or the registration statement; and
      (iii) include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act of 1933, as amended (the "Act"), to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Villa Rica, State of Georgia, on February 24, 2006.


                                        TRUST ONE PAYMENT SERVICES, INC.

                                            /s/ Robert C. Cason

                                        By:
                                            ------------------------
                                            Robert C. Cason
                                            Chief Executive Officer,
                                            President and Director


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

     February 24, 2006                      /s/ Robert C. Cason
                                            -----------------------------
                                            Robert C. Cason
                                            Chief Executive Officer,
                                            President, and Director
                                            (Principal executive officer)

     February 24, 2006                      /s/ Chan Ho Yun
                                            ----------------------------
                                            Chan Ho Yun
                                            Executive Vice President and
                                            Director

     February 24, 2006                      /s/ Kenny Bernard
                                            ----------------------------
                                            Kenny Bernard
                                            Director and General Counsel

     February 24, 2006                      /s/ Ray Fountain
                                            ----------------------------
                                            Ray Fountain
                                            Secretary and Treasure


--------------------------------------------------------------------------------

                        TRUST ONE PAYMENT SERVICES, INC.
                                Exhibit Index for
                       Registration Statement on Form SB-2


      Exhibit
      Number      Description
      ------      -----------
      3.1*        Articles of Incorporation
      3.2*        Articles of Amendment to the Articles of Incorporation
      3.3*        By-Laws of the Company
      4.1*        Specimen certificate representing our common stock
      5.1*        Opinion of Counsel
      10.1*       Corporate Office Lease
      10.2*       Merchant Application and Agreement
      10.3*       National Bank of Commerce Merchant Agreement
      10.4*       PaymentTech Card Processing Agreement
      23.1*       Consent of Virginia K. Sourlis, Esq. (included in Exhibit 5.1)
      23.2*       Consent of KBL, LLC
      99.1*       Subscription Agreement

* Filed